UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Sunstone Hotel Investors, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Notice of 2008 Annual Meeting

It is a pleasure to invite you to the 2008 annual meeting of stockholders of Sunstone Hotel Investors, Inc., or Sunstone, a Maryland corporation, to be held at the Embassy Suites Hotel, 4550 La Jolla Village Drive, San Diego, California on Wednesday, May 7, 2008 at 1:00 p.m. local time, for the following purposes:

1.	To elect six directors to serve until the next annual meeting and until their successors are elected and qualified;

2.	To consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	To consider and vote upon the approval of the Sunstone Hotel Investors, Inc. Executive Incentive Plan; and

4.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $.01 per share, and Series C cumulative convertible redeemable preferred stock, par value $.01 per share, at the close of business on March 25, 2008 are entitled to notice of and to vote at the 2008 annual meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy form in the envelope provided. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our board’s recommendations.

By Order of the Board of Directors

Christopher M. Lal

Senior Vice President,

General Counsel and Secretary

April 7, 2008

Proxy Statement

Security Ownership by Directors, Executive Officers and Five Percent Stockholders	48
Section 16(a) Beneficial Ownership Reporting Compliance	50
Compensation Committee Interlocks and Insider Participation	50
Stockholder Proposals for the 2009 Annual Meeting	50
Other Matters to Come Before the 2008 Annual Meeting	50
Other Information	51
Annex A: Sunstone Hotel Investors, Inc. Executive Incentive Plan	A-1

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Proxy Statement

Your vote is very important. For this reason, our Board of Directors is soliciting the enclosed proxy to allow your shares of common stock, par value $.01 per share, and Series C cumulative convertible redeemable preferred stock, par value $.01 per share, or Series C preferred stock, to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2008 annual meeting of stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation, to be held on Wednesday, May 7, 2008, at 1:00 p.m. local time. “We,” “our”, “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc. This proxy statement, the enclosed proxy card and our Annual Report to stockholders for the year ended December 31, 2007, or our Annual Report, are being mailed to stockholders entitled to vote beginning on or about April 7, 2008.

Information About the Meeting and Voting

What am I voting on?

The Board of Directors is soliciting your vote:

1. To elect six directors to serve until the next annual meeting and until their successors are elected and qualified;

2. To consider and vote upon ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To consider and vote upon the approval of the Sunstone Hotel Investors, Inc. Executive Incentive Plan.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock and Series C preferred stock as of the close of business on March 25, 2008, or the record date, are entitled to vote on matters that properly come before the meeting. Shares of common stock or Series C preferred stock can be voted only if the stockholder is present in person or is represented by proxy. At the close of business on the record date, there were 58,735,197 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding and entitled to vote. The holders of common stock and Series C preferred stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote. Each share of Series C preferred stock has one vote for each share of common stock into which it is convertible. As of the record date, each share of Series C preferred stock was convertible into one share of common stock and thus has one vote.

How do I vote?

You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services, or ADP, online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to authorize a proxy to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. Stockholders who authorize a proxy to vote through the Internet or telephone should be aware that a proxy may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.

If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting. If you have previously authorized a proxy, you may still vote in person at the annual meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and Internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, American Stock Transfer and Trust, to review and confirm the tabulation of votes at the annual meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote FOR each of the nominees for director; FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2008; and FOR Proposal 3 to approve the Sunstone Hotel Investors, Inc. Executive Incentive Plan.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of directors. The six directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote and has not voted on a particular proposal), withholding or otherwise) have no effect on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no effect on the vote.

Approval of Sunstone Hotel Investors, Inc. Executive Incentive Plan: This proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no effect on the vote.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock and Series C preferred stock (calculated on an “as converted to common stock” basis) entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the Internet, or if you attend the annual meeting.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Rules of the New York Stock Exchange, or NYSE, determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. Each of Proposals 1, 2 and 3 are routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on Proposals 1, 2 and 3 even if no voting instructions are provided by the owner.

What if other items come up at the annual meeting and I am not there to vote?

We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

*	Notify Sunstone’s Secretary (Christopher M. Lal, c/o Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212) in writing or by facsimile (at 949-369-4210) before the annual meeting that you are revoking your proxy;

*	Submit another proxy with a later date;

*	Submit your voting instructions again by telephone or the Internet; or

*	Vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust, at 1-800-937-5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attention: Secretary.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in our 2009 annual meeting proxy statement after the 2008 annual meeting, but must be received no later than December 8, 2008. Proposals should be sent via registered, certified, or express mail to: Christopher M. Lal, General Counsel and Secretary, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212. See also “Stockholder Proposals for the 2009 Annual Meeting” later in this proxy statement.

What do I need to do to attend the annual meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to:

*	Stockholders of record as of the close of business on March 25, 2008 or their duly authorized proxies;

*	Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 25, 2008;

*	Representatives of the press or other news media with proper credentials;

*	Financial analysts with proper credentials; and

*	Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. No more than two representatives of any corporate or institutional stockholder will be admitted to the meeting.

You may obtain directions to the Embassy Suites Hotel in the Investor Relations section of our website at www.sunstonehotels.com or by calling us at 949-369-4204.

If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2008

This proxy statement and our Annual Report are available at our Investor Relations website at http://www.sunstonehotels.com/proxy.

Proposal 1:

Election of Directors

Board of Directors

The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day-to-day operating details. Our Board of Directors currently consists of six directors. The entire Board of Directors consists of seven directors, so this election will result in one vacancy due to the departure of Steven R. Goldman, our former Chief Executive Officer, or CEO, and director, and because a nominee to fill his position on the Board of Directors has not yet been selected. It is intended that once a permanent Chief Executive Officer has been selected, this individual will be appointed to the Board of Directors to fill the vacancy. In the alternative, the Board of Directors may reduce the size of the Board of Directors to six.

The proxy holders named on the proxy card intend to vote for the election of the six nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board of Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are authorizing a proxy to vote by telephone or the Internet, follow the instructions provided when you access the telephone or Internet proxy facilities. Directors will be elected by a plurality of the votes cast. Any votes that are withheld and any shares not voted, whether by abstention, broker non-vote, or otherwise, will have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. The Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the annual meeting will hold office until the next annual meeting and until their successors have been elected and qualified. For each nominee, there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of April 1, 2008. Each of the nominees is currently a director of the Company.

Nominees for Election as Directors

Robert A. Alter	Age: 57	Executive Chairman

Mr. Alter served as our CEO from our formation on October 26, 2004 through March 19, 2007 when he became our Executive Chairman. On March 4, 2008, the Board of Directors appointed Mr. Alter our interim CEO, effective March 21, 2008. Prior to our formation, Mr. Alter served from November 1999 through our initial public offering in 2004 as Chief Executive Officer of one of our predecessor companies formed in 1985, which became a public company in August 1995. The public company, Sunstone Hotel Investors, Inc., commenced doing business in August 1995 upon its initial public offering. In November 1999, Mr. Alter participated in a management-led buyout to take that company private. He has been an owner of hotels since 1976 and is a past president of the Holiday Inn Franchise Association and a member of the Marriott Franchise board. Mr. Alter holds a B.S. degree in Hotel Administration from Cornell University.

Lewis N. Wolff	Age: 72	Co-Chairman

Mr. Wolff has served as our Chairman since our formation on October 26, 2004, and since March 19, 2007, he has served as our Co-Chairman. Mr. Wolff has been Chairman of Wolff Urban Development, LLC since 1980 and is also its Chief Executive Officer. Wolff Urban Development, LLC is a real estate acquisition, investment, development and management firm. Mr. Wolff is also a co-founder and, since 1994, has served as Chairman of Maritz, Wolff & Co., a privately held hotel investment group that owns top-tier luxury hotels. From 1999 to 2004, Mr. Wolff also served as Co-Chairman of Fairmont Hotels & Resorts, a hotel management company formed by Fairmont Hotel Management Company and Canadian Pacific Hotels & Resorts, Inc. In addition, Mr. Wolff acquired ownership of Major League Baseball’s Oakland Athletics in April 2005. Mr. Wolff also serves on the boards of Grill Concepts, Inc., First Century Bank and Maguire Properties, Inc. Mr. Wolff holds a B.A. degree in Business Administration from the University of Wisconsin, Madison, and an M.B.A. degree from Washington University in St. Louis, Missouri.

Z. Jamie Behar	Age: 50	Director

Ms. Behar has served as a director since our formation on October 26, 2004. Since October 2005, Ms. Behar has been Managing Director, Real Estate & Alternative Investments, for General Motors Investment Management Corporation, or GMIMCo. From 1986 through October 2005, Ms. Behar was a Portfolio Manager with GMIMCo. She manages GMIMCo clients’ real estate investment portfolios, including both private market and publicly traded security investments, as well as their alternative investment portfolios, totaling approximately $10.5 billion. She is a member of GMIMCo’s Management Committee and Investment Committee, and is Vice Chairman of the GMIMCo Real Estate & Alternative Investment Approval Committee. Ms. Behar is a member of the Board of Directors of Desarrolladora Homex, S.A. de C.V., a publicly listed home development company located in Mexico (and for which she also serves on the audit committee), and serves on the advisory boards of several domestic and international private real estate investment entities. Ms. Behar holds a B.S.E. degree from The Wharton School of the University of Pennsylvania, an M.B.A. degree from the Columbia University Graduate School of Business, and the CFA charter.

Thomas A. Lewis	Age: 55	Director

Mr. Lewis has served as a director since May 2, 2006. Mr. Lewis is Chief Executive Officer of Realty Income Corporation, a NYSE listed real estate investment trust. He is also Vice Chairman of the Board of Directors of Realty Income Corporation and has been a member of its Board of Directors since September 1993. He joined Realty Income Corporation in 1987 and served in a variety of executive positions, including Vice President, Capital Markets until 1997, when he was named Chief Executive Officer. In 2000 and 2001 he also held the position of President.

Keith M. Locker	Age: 46	Director

Mr. Locker has served as a director since May 2, 2006. Since September 2003, Mr. Locker has been President of Inlet Capital LLC, an investment and asset management firm focused on the commercial real estate industry. In addition, since February 2003, Mr. Locker has been President of Global Capital Resources LLC and GCR Advisors Inc., which fund various types of mortgages. Mr. Locker was previously a Managing Director in the Real Estate Investment Banking Group at Deutsche Bank Securities, Inc. from September 2000 to February 2003. Prior to joining Deutsche Bank in 2000, Mr. Locker was Senior Managing Director at Bear, Stearns & Co. Inc., responsible for Real Estate Investment Banking. Mr. Locker earned a B.S./B.A. from Boston University School of Management in 1983 and an M.B.A. from the Wharton School in 1988. Mr. Locker is a Director of IVP Securities, LLC and Trustee of the National Jewish Center. He is also a member of NAREIT, Urban Land Institute, Commercial Mortgage Securities Association, International Council of Shopping Centers, The Wharton School Zell-Lurie Real Estate Center, Fisher Center for Real Estate and Urban Economics and numerous philanthropic and community organizations.

Keith P. Russell	Age: 62	Director

Mr. Russell has served as a director since our formation on October 26, 2004. Since June 2001, Mr. Russell has been President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. Mr. Russell is retired as the Chairman of Mellon West and the Vice Chairman of

Mellon Financial Corporation, in which capacities he served from May 1996 until March 2001. From September 1991 through April 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director, of Glenfed/Glendale Federal Bank. Mr. Russell also serves on the Boards of Directors of Nationwide Health Properties, Inc. (for which he also serves as chair of the audit committee and a member of the nominating and governance committee) and Countrywide Financial Corporation (for which he also serves as chair of the credit committee and a member of the finance committee, audit and ethics committee and the special oversight committee). Mr. Russell holds a B.A. degree in Economics from the University of Washington and an M.A. degree in Economics from Northwestern University.

The Board of Directors recommends a vote FOR each of the nominees.

Proposal 2:

Ratification of the Audit Committee’s Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2008. Ernst & Young LLP audited the financial statements for us for the years ended December 31, 2007 and 2006 and for the period October 26, 2004 through December 31, 2005 and for our predecessor for the period January 1, 2004 through October 25, 2004 and for the year ended December 31, 2003. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Sunstone. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax and Other Fees

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2007 and 2006 were as follows:

Type of Fees	2007	2006
Audit Fees	$880,445	$848,645
Audit-related Fees	119,431	22,879
Tax Fees	1,500	—
Other Fees	—	—

Total Fees	$1,001,376	$871,524

In the above table, in accordance with the definitions of the Securities and Exchange Commission, or the SEC, “audit fees” are fees paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in our annual report on Form 10-K and review of the unaudited financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for the audit of our internal control over financial reporting. In 2007, audit fees consisted primarily of $800,000 for both the full-year audit and the audit of our internal control over financial reporting and $80,445 for services related to public offerings. In 2006, audit fees consisted primarily of $750,000 for both the full-year audit and the audit of our internal control over financial reporting and $98,645 for services related to public offerings.

“Audit-related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. In 2007, audit-related fees consisted of an audit for each of four hotels. In 2006, audit-related fees consisted of an audit of one hotel.

“Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

Pre-approval Policies and Procedures

Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its Chair the authority to grant the required approvals for all audit and permissible non-audit services to be performed by Ernst & Young LLP that do not exceed $75,000 for any one project, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2007 were approved by the Audit Committee pursuant to its pre-approval policy.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

Proposal 3:

Approval of the Sunstone Hotel Investors, Inc.

Executive Incentive Plan

General

Upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved the adoption of the Executive Incentive Plan, subject to approval by our stockholders at the annual meeting. If the Executive Incentive Plan is not approved by stockholders, no amounts will be payable under the Executive Incentive Plan.

The Executive Incentive Plan is being submitted to stockholders for their approval so that payments of cash bonuses or grants of equity awards under the Executive Incentive Plan would be tax-deductible as “qualified performance-based compensation,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees” in any taxable year, unless the compensation is “qualified performance-based compensation.” Notwithstanding the adoption of the Executive Incentive Plan and its submission to stockholders, Sunstone reserves the right to pay or grant equity awards to its employees, including participants in the Executive Incentive Plan, amounts which may or may not be deductible under Section 162(m) of the Code or other provisions of the Code.

Summary of the Executive Incentive Plan

The following summary of the material terms of the Executive Incentive Plan is qualified in its entirety by reference to the complete text of the Executive Incentive Plan, which is attached hereto as Annex A.

Overview. The intent of the Executive Incentive Plan is to attract, retain and motivate selected executive officers of Sunstone and its affiliates in order to promote Sunstone’s long-term growth and profitability, while at the same time resulting in “performance-based compensation” under Section 162(m) of the Code to the covered employees. Individuals will be designated as participants in the Executive Incentive Plan for a performance period, which can be one full fiscal year and/or portions of fiscal years (each a “performance period”). As discussed in greater detail below, executive officers who are designated as participants in the Executive Incentive Plan will be paid a cash bonus or granted an equity award based upon the level of attainment of pre-established, objective performance goals during the performance period, subject to the Compensation Committee’s right to reduce the amount of such cash bonus or equity award even if the performance goals have been attained.

Administration. The Executive Incentive Plan generally will be administered by a committee of the Board of Directors made up of at least two directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code. Unless otherwise determined by the Board of Directors, our Compensation Committee will administer the Executive Incentive Plan.

The Board of Directors (or a duly authorized committee) may, at any time, terminate or amend the Executive Incentive Plan, except that any amendment that would require stockholder approval in order for any cash bonus to be paid or any equity award to be granted under the Executive Incentive Plan to qualify as “performance-based compensation” under Section 162(m) of the Code will not be effective without the approval of stockholders. In addition, no cash bonuses will be paid and no equity awards will be granted under the Executive Incentive Plan with respect to performance periods that begin after December 31, 2012, unless the stockholders re-approve the plan.

Eligibility and Participation. The Compensation Committee may designate executive officers of Sunstone and its affiliates as participants in the Executive Incentive Plan for any performance period. Subject to the approval of the Executive Incentive Plan by our stockholders at the annual meeting, the Compensation

Committee designated the interim CEO, the CFO and certain other officers who are likely to be the three next highest paid executive officers to participate in the Executive Incentive Plan for the initial performance period, which began on January 1, 2008 and will end on December 31, 2008. In connection with the commencement of each subsequent performance period, the Compensation Committee will designate participants in the Executive Incentive Plan.

In its discretion, the Compensation Committee may add participants to, or remove participants from, the Executive Incentive Plan at any time during a performance period or otherwise, except that no participant may be added after the 90th day after the beginning of a performance period (or otherwise at a time that is not consistent with Treasury Regulations under Section 162(m) of the Code).

Performance Goals. The Compensation Committee will establish the objective performance goals for each performance period. At the same time the performance goals are established, the Compensation Committee will prescribe a formula to determine the amount of the cash bonus which may be payable or the amount of the potential equity grant based upon the level of attainment of the performance goals during the performance period.

The performance goals will be based on one or more of the following business criteria with regard to Sunstone and its affiliates (or a subsidiary, division, other operational unit or administrative department of Sunstone) as specified by the Compensation Committee:

*	enterprise value or value creation targets;

*	after-tax or pre-tax profits or net income, including without limitation that attributable to continuing and/or other operations;

*	operational cash flow or earnings before income tax or other exclusions;

*	earnings as determined by generally accepted accounting principles;

*	reduction of, or limiting the level of increase in, all or a portion of Sunstone’s and its affiliates’ debt;

*	earnings per share or earnings per share from continuing operations;

*	return on capital employed (including, without limitation, return on invested capital or return on committed capital);

*	after-tax or pre-tax return on stockholder equity;

*	market share;

*	the fair market value of the shares of Sunstone’s common stock;

*	the growth in the value of an investment in Sunstone’s common stock assuming the reinvestment of dividends;

*	reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs;

*	economic value added targets based on a cash flow return on investment formula;

*	funds from operations (FFO), or FFO per share; or

*	adjusted FFO or adjusted FFO per share, which means FFO or FFO per share adjusted for non-recurring items, including, but not limited to, write-off of deferred financing fees, prepayment penalties, loss on early extinguishment of debt, write-off of loan premiums, taxes paid on gains from asset sales and non-cash interest expense related to a change in accounting of exchangeable notes.

In addition, performance goals may be based upon the attainment of specified levels of Sunstone’s or its affiliates’ (or subsidiary, division, other operational unit or administrative department of Sunstone) performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code, the Compensation Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

Bonus Awards and Equity Awards. Following the completion of each performance period, the Compensation Committee will calculate each participant’s cash bonus amount and equity award amount based on the level of attainment of the performance goals and the pre-set formula. The Compensation Committee may reduce, but not increase, the cash bonus payable or equity award grant to any participant as it deems appropriate in its discretion regardless of the level of attainment of the performance goals. In no event will any participant be paid a cash bonus or be granted an equity award greater than the following amounts in any performance period: (i) for cash-based awards, no more than $5,000,000; and (ii) for equity-based awards, no more than 250,000 shares of Sunstone common stock underlying stock options, stock appreciation rights or a combination thereof and no more than 250,000 shares of Sunstone common stock underlying performance share awards, performance share unit awards or a combination thereof. In addition, following the completion of each performance period and prior to any cash bonus payment or any grant of an equity award, the Compensation Committee will certify in writing whether the performance goals for such performance period have been met, and if they have, certify the amount of the applicable cash bonus or equity award.

The cash bonus portion (if any) of a participant’s award will be paid by March 15th in the fiscal year after the fiscal year in which the performance period for such award is completed, but not before the Compensation Committee certifies that the participant’s performance goals for such performance period were met. Any equity-based award under the Executive Incentive Plan will be granted under Sunstone’s 2004 Long-Term Incentive Plan or any successor plan and will be subject to such terms and conditions (including, vesting requirements) as the Compensation Committee (or other appropriate administrative committee) may determine. If a participant’s employment with Sunstone or its affiliates terminates for any reason before the end of a performance period, the participant will not be entitled to any cash bonus or equity award.

New Plan Benefits

The amount of each participant’s cash bonus or equity award will be subject to the attainment of the performance goals set by the Compensation Committee and will be subject to the Compensation Committee’s right to reduce such amount as described above. As a result, we cannot determine the amount that will be payable under the Executive Incentive Plan to any participant for the initial performance period, however such amounts will be no more than $5,000,000 for cash-based awards and 500,000 shares of Sunstone common stock for equity-based awards (no more than 250,000 shares of Sunstone common stock underlying stock options, stock appreciation rights or a combination thereof and no more than 250,000 shares of Sunstone common stock underlying performance share awards, performance share unit awards or a combination thereof).

Moreover, because the Compensation Committee can reduce each participant’s cash bonus or equity award grant determined under the Executive Incentive Plan by any amount in its discretion, we cannot determine the cash bonus or the equity award grant that would have been provided to any person under the Executive Incentive Plan had it been in effect in the 2007 fiscal year. See the “Compensation Discussion and Analysis” for a discussion of how the compensation was determined for 2007 fiscal year for our named executive officers and the “Summary Compensation Table” for the amounts actually paid for 2007 fiscal year to such named executive officers.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR the approval of the Executive Incentive Plan.

Corporate Governance

In light of applicable legal requirements, such as the Sarbanes-Oxley Act of 2002 and related rules promulgated by both the NYSE and the SEC, we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673-6212, Attention: Secretary.

We have also established conflict of interest and other policies to serve the long-term interests of our stockholders and further align the interests of our directors and management with our stockholders.

Conflict of Interest Policy

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which provides that directors, officers (including our CEO and all senior financial officers) and employees owe a duty to us to advance our business interests when the opportunity to do so arises. Among other things, our directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information or position for personal gain. The Code of Business Conduct and Ethics is posted in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673-6212, Attention: Secretary.

Independence of Directors and Committees

The Board of Directors has determined that a majority of the current Board of Directors is independent as defined under the NYSE’s rules and that a majority of the Board of Directors will be independent if the slate of directors up for election in Proposal 1 of this proxy are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to these and additional independence requirements.

To be considered independent under the NYSE’s rules, the Board of Directors must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities).

The Board of Directors undertook a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board of Directors considered the transactions and relationships during the prior three years between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships And Related Transactions” below. The Board of Directors also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that such director is independent.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Wolff, Lewis, Locker and Russell and Ms. Behar are independent of Sunstone and its management under the independence standards of the NYSE.

Director Attendance at Meetings

Each of our directors is expected to attend each annual meeting of stockholders. Although our Board of Directors recognizes that conflicts may occasionally prevent a director from attending a Board of Directors or stockholder meeting, the Board of Directors expects each director to make every possible effort to keep such absences to a minimum. The Board of Directors held seven meetings and acted by written consent on three occasions in 2007. During that period, all directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. In addition, all of our directors, except for our former director Anthony W. Dona, attended our annual meeting of stockholders in 2007.

Stockholder Communication with the Board and Non-Employee Directors

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212, Attn: Secretary. Stockholders should provide proof of stock ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board of Directors.

In addition, any interested party who wishes to communicate directly with our non-employee directors may contact Mr. Wolff, our Co-Chairman, at the mailing address of the Company’s executive offices at 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212. All communications will be received and processed by the Secretary and then directed to the appropriate non-employee director(s).

Committees of the Board of Directors

Committees

Our Board of Directors has established a number of committees, including the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, each of which is briefly described below. Each of our committees has a charter, current copies of which may be viewed in the Investor Relations section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, Suite 100, San Clemente, CA 92673, Attention: Secretary.

Compensation Committee

The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of policies applicable to employees generally.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (i) “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (ii) “outside directors” for the purposes of Section 162(m) of the Code, as in effect from time to time.

The members of the Compensation Committee are independent directors as required by the listing standards and rules of the NYSE and are “nonemployee” directors within the meaning of Section 162(m) of the Code and the applicable rules of the SEC.

Our Compensation Committee is currently comprised of Lewis N. Wolff and Keith P. Russell. Mr. Wolff is the chair. The Compensation Committee held two meetings and acted by written consent on one occasion during 2007. The Company expects that after the annual meeting, the Compensation Committee members will remain the same.

Audit Committee

Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purposes to include oversight of:

(1)	the integrity of our financial statements;

(2)	our compliance with legal and regulatory requirements;

(3)	the independent auditors’ qualifications and independence;

(4)	the performance of the independent auditors and our internal audit function; and

(5)	preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

Our Audit Committee is currently comprised of Thomas A. Lewis, Keith M. Locker, and Keith P. Russell. Mr. Locker is the chair. The Audit Committee held four meetings during 2007. We expect that after the Annual Meeting, the Audit Committee members will remain the same.

Nominating and Corporate Governance Committee

The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to select, or to recommend to the Board of Directors, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating board committee members, reviewing our corporate governance guidelines, assisting with the annual evaluation of the Board of Directors and approving certain transactions involving a conflict of interest. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

In connection with its annual process for identifying directors to nominate or renominate, or to be recommended to the Board of Directors for nomination or renomination, the Nominating and Corporate Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

*	maintain the highest personal and professional ethics, integrity and values;

*	represent the long-term interests of stockholders;

*	exercise independence of thought, objective perspective and mature judgment;

*	constructively challenge ideas and assumptions;

*	understand our business operations and objectives and provide thoughtful and creative strategic guidance;

*	contribute to the ongoing development and effective functioning of the Board of Directors;

*	dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

*	demonstrate sincere commitment to our long-term success and the achievement of its objectives.

Additionally, in reviewing the qualifications of particular candidates, the Nominating and Corporate Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board of Directors. The Nominating and Corporate Governance Committee also reviews the results of the self-evaluations provided by the directors with respect both to the Board of Directors and the individual directors and considers these results in light of the criteria for individual directors and objectives of the Board of Directors. Based on this process, the Nominating and Corporate Governance Committee is able to recommend, among other things, whether the existing Board of Directors contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board of Directors for re-nomination, and whether the Board of Directors should be enlarged to include additional directors.

If the Board of Directors determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board of Directors or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our Bylaws for stockholder proposals. (See “Stockholder Proposals for the 2009 Annual Meeting.”) In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of the Bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the committee nominate for election to the Board of Directors all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Our Nominating and Corporate Governance Committee is currently comprised of Z. Jamie Behar, Keith M. Locker, and Lewis N. Wolff. Mr. Wolff is the chair. The Nominating and Corporate Governance Committee held one meeting during 2007. We expect that after the Annual Meeting, the Nominating and Corporate Governance Committee will continue to be comprised of the same members.

Committee Membership

The table below summarizes current membership information for each of the Board of Directors committees:

	Compensation	Audit	Nominating and Corporate Governance

Mr. Alter

Mr. Wolff	X*		X*

Ms. Behar			X

Mr. Lewis		X

Mr. Locker		X*	X

Mr. Russell	X	X

*	Chair

The table below summarizes expected membership information for each of the Board of Directors committees assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting:

	Compensation	Audit	Nominating and Corporate Governance

Mr. Alter

Mr. Wolff	X*		X*

Ms. Behar			X

Mr. Lewis		X

Mr. Locker		X*	X

Mr. Russell	X	X

*	Chair

Audit Committee Financial Expert

The Board of Directors has determined that each of Keith M. Locker and Keith P. Russell are qualified as audit committee financial experts within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles, or GAAP; (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

Meetings of Non-Employee Directors

Ms. Behar and Messrs. Wolff, Lewis, Locker and Russell are currently our non-employee directors. The non-employee directors held four meetings in 2007. Following the Annual Meeting, we expect that our non-employee directors will be Ms. Behar and Messrs. Wolff, Lewis, Locker and Russell and that Mr. Wolff will be selected to preside over executive sessions of the non-employee directors.

Succession Planning Committee

The Board of Directors formed and delegated to a Succession Planning Committee on May 3, 2006, the specific responsibility of conducting a search process to identify potential successors to Mr. Alter as the Company’s CEO. The Succession Planning Committee was comprised of Messrs. Lewis and Locker, as well as our former director, Mr. Anthony W. Dona. On January 17, 2007, the Succession Planning Committee concluded its work and selected Steven R. Goldman as the successor to Mr. Alter as CEO, effective March 19, 2007.

Chief Executive Officer Search Committee

The Board of Directors formed and delegated to a Chief Executive Officer Search Committee on March 13, 2008, the specific responsibility of conducting a search process to identify potential successors to Mr. Goldman as the Company’s President and CEO. The Chief Executive Officer Search Committee is comprised of Messrs. Alter, Lewis and Locker.

Report of the Audit Committee of the Board of Directors

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

The purpose of the Audit Committee of Sunstone Hotel Investors, Inc. (“Sunstone”) is to assist the Board of Directors in its oversight of (i) the integrity of Sunstone’s financial statements, (ii) Sunstone’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors; to retain Sunstone’s independent auditors and to prepare this report. As set forth in the Audit Committee charter, a copy of which may be found in the Investor Relations section of Sunstone’s website at www.sunstonehotels.com, management of Sunstone is responsible for the preparation, presentation and integrity of Sunstone’s financial statements and Sunstone’s accounting and for ensuring that financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sunstone’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.

In performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, a copy of which the Audit Committee has received.

The members of the Audit Committee are not full-time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in Sunstone’s 2007 Annual Report on Form 10-K for filing with the Securities and Exchange Commission, as amended by Sunstone’s Form 10-K/A filed with the Securities and Exchange Commission on February 25, 2008.

AUDIT COMMITTEE

Keith M. Locker, Chair

Thomas A. Lewis

Keith P. Russell

April 1, 2008

Compensation of Directors

Each of our independent directors is entitled to receive an annual stock grant of shares having a value equal to $60,000 for serving on our Board of Directors, and an attendance fee paid in cash of $1,000 per meeting of our Board of Directors if the meeting is attended in person or $500 if the meeting is attended telephonically. Pursuant to an arrangement with Ms. Behar’s employer, all director fees for Ms. Behar (including the value of the annual stock grant and attendance fees) are paid in cash to her employer.

In addition, each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is entitled to an attendance fee of $1,000 per committee meeting or $500 if the meeting is attended telephonically. The chair of our Audit Committee receives $10,000, the chair of our Compensation Committee receives $4,000 and the chair of our Nominating and Corporate Governance Committee receives $1,000, in each case in cash payable in quarterly installments.

Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors and receive complimentary hotel rooms at our hotels and resorts when on personal travel. In certain circumstances, directors may also receive such complimentary hotel rooms at the Company’s hotels for one year following their retirement or resignation from the Board of Directors.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)(3)	Total ($)
Lewis N. Wolff	12,000	60,626	(2)	2,708	75,334
Z. Jamie Behar	—	—		—	—
Thomas A. Lewis	6,500	77,225	(2)	3,248	86,973
Keith M. Locker	20,000	77,225	(2)	3,248	100,473
Keith P. Russell	10,000	60,626	(2)	2,708	73,334
Anthony W. Dona(4)	4,000	36,599		1,875	42,474

(1)	The amounts in this column represent compensation expense computed in accordance with FAS 123R, recognized by the Company on its fiscal year 2007 financial statements related to grants of restricted stock made to the director. For more information, please see footnote 13 to our audited financial statements contained in our Annual Report on Form 10-K/A filed with the SEC on February 25, 2008.
(2)	Such director was granted 2,145 shares of restricted stock on May 2, 2007, with a market value on the date of grant of $60,939.
(3)	Represents dividends received on unvested restricted stock.
(4)	Mr. Dona’s term as a director ended on the date of our 2007 annual meeting.

Executive Officers

The following sets forth biographical information regarding our executive officers as of April 1, 2008, other than Mr. Alter whose biographical information is set forth above under “Proposal 1: Election of Directors”.

Kenneth E. Cruse, 39, is our Senior Vice President and Chief Financial Officer, or CFO. Mr. Cruse joined us in April 2005 as Senior Vice President – Asset Management, and was appointed Senior Vice President – Corporate Finance on September 1, 2006 and Senior Vice President and CFO on January 1, 2007. For the eight years prior to joining Sunstone, Mr. Cruse worked in a variety of roles for Host Marriott Corporation, the predecessor of Host Hotels and Resorts, Inc., most recently as Vice President, Corporate Finance. Mr. Cruse holds a B.S. degree in Commercial Recreation and Tourism Management from Colorado State University and an M.B.A. degree from Georgetown University.

Christopher M. Lal, 35, is our Senior Vice President, General Counsel and Secretary. Mr. Lal joined us in April 2007 as Vice President, Legal and was appointed General Counsel in November 2007 and Senior Vice President in February 2008. Prior to joining Sunstone, Mr. Lal served as General Counsel and Assistant Secretary for RemedyTemp, Inc., a publicly traded human capital services company. From 1998 to 2005, Mr. Lal served as an associate and then counsel at O’Melveny & Myers LLP, where he specialized in securities, mergers and acquisitions and general corporate representation. Mr. Lal holds a B.A. degree in Law and Society from the University of California, Santa Barbara, and a J.D. degree from the University of Southern California.

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy and policies that apply to our executive officers, including our named executive officers listed in the Summary Compensation Table below, or the Named Executive Officers. It explains the structure and rationale associated with each material element of the compensation program for our executive officers, describes the actual compensation paid to our Named Executive Officers for 2007, and provides important context for the more detailed disclosure relating to our Named Executive Officers in the compensation tables following this Compensation Discussion and Analysis.

During 2007, we undertook a management restructuring. In connection with that restructuring, the CEO, role was transitioned from Mr. Alter to Mr. Goldman, Mr. Kline, our former CFO, assumed the position of President, and Mr. Cruse, our former Senior Vice President – Corporate Finance, assumed the position of CFO. Subsequently, Mr. Kline and Mr. Stougaard, our former Chief Investment Officer, agreed that their employment with us would terminate. In addition, in March 2008 Mr. Goldman resigned from his position with us and Mr. Alter was appointed interim Chief Executive Officer. In accordance with the rules of the SEC, each of these individuals—Messrs. Alter, Goldman, Cruse, Kline and Stougaard—are Named Executive Officers. Accordingly, this Compensation Discussion and Analysis discusses certain on-going compensation arrangements with respect to those of our Named Executive Officers who were employed by the Company at the end of 2007, as well as specific arrangements entered into with Messrs. Kline and Stougaard who left the Company during 2007.

This Compensation Discussion and Analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

The Compensation Committee seeks to attract, motivate and retain Sunstone’s executive officers through competitive compensation arrangements that provide strong financial incentives for the executive officers to maximize stockholder value.

Our executive compensation program is designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and in terms of relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s long-term career contributions to the Company.

In order to achieve these compensation objectives, the Compensation Committee has established a compensation structure that primarily rewards our executives for performance relative to financial metrics and other financial indicators that we believe are related to maximizing stockholder value in our industry. The Compensation Committee has also designed the compensation program to reward our executive officers at levels that the Compensation Committee generally believes to be competitive for companies in its industry, including in part as a result of the review of executive officer compensation levels at certain companies in a peer group, as identified below. These compensation objectives are also furthered by providing that a significant amount of the executive officer’s total compensation will be variable and will be awarded by reference to these key financial metrics and other financial indicators.

To implement these compensation objectives, the executive compensation program for fiscal year 2007 primarily consisted of a combination of:

*	annual base salary,

*	annual cash incentive bonus, and

*	annual equity incentive awards with a three-year vesting period.

Implementation of our Compensation Philosophy and Objectives

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging the Board of Directors’ responsibilities relating to compensation of our executive officers. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to executive officer benefits, bonus, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in our proxy statement and assists management in regulatory compliance with respect to compensation matters. The members of the Compensation Committee in 2007 were Lewis N. Wolff and Keith P. Russell, each of whom is “independent” within the meaning of the listing standards of the NYSE, is a “nonemployee director” within the meaning of Rule 16b-3 of the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Code.

The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the executive’s past performance, including the extent to which the executive has met or exceeded specified targets or affected the Company’s performance, and the executive’s long-term potential to enhance stockholder value. In connection with the executive compensation determination process, the Compensation Committee seeks input from the CEO regarding the compensation of the executive officers other than the CEO. Although the Compensation Committee discusses the CEO’s compensation with him, the CEO does not provide recommendations for changes in his own compensation, and final deliberations and all votes regarding the recommendation of his compensation to the full Board of Directors are made in executive sessions, without the CEO present. Only Compensation Committee members vote on recommendations to the full Board of Directors regarding changes in executive compensation.

As described in more detail below, compensation for fiscal year 2007 for each of our executive officers was determined by the Compensation Committee based upon a review of total compensation paid by the Company to each executive officer in prior years, the Company’s performance, the individual performance of each such executive officer and, in certain instances, taking into account certain peer group information provided in a compensation consultant’s report. The Compensation Committee’s analysis is discussed below in the context of each element and amount of compensation.

The annual cash incentive bonus and equity incentive awards for a fiscal year are typically paid in the first quarter of the subsequent fiscal year, when audited financial statements for such fiscal year become available for the Company. For example, in February 2008, we paid the 2007 cash incentive bonuses and issued long-term equity incentive awards to the Named Executive Officers with respect to the Company’s performance for the fiscal year 2007.

Consultants

We generally do not make regular use of compensation consultants. However, in connection with compensation decisions made in 2007, our Compensation Committee reviewed a report prepared by the Schonbraun McCann Group LLP, or Schonbraun, the compensation consultant we retained in 2006 in connection with our management restructuring. Schonbraun was asked to report to the Compensation Committee on market data on executive pay levels and incentive program designs, to recommend compensation levels for our executive officers and to recommend modifications to the Company’s existing annual and long-term incentive plan designs. The role of this compensation consultant in selecting specific elements and levels of compensation for each of the Named Executive Officers employed with us at the end of 2007 is discussed in connection with the elements of compensation for each Named Executive Officer below.

Peer Group Information

In connection with its engagement in 2006, Schonbraun provided certain market data on executive pay levels for a group of peer companies and compared our 2006 executive compensation levels with this peer group information. The peer group companies were selected by Schonbraun based on their market size, geographic location, property type and asset quality. The peer group companies consisted of the following:

*	Ashford Hospitality Trust, Inc.

*	Choice Hotels International

*	DiamondRock Hospitality Company

*	Equity Inns, Inc.

*	Felcor Lodging Trust Incorporated

*	Gaylord Entertainment Company

*	Highland Hospitality Corporation

*	Hilton Hotels Corp.

*	Host Hotels & Resorts, Inc.

*	Innkeepers USA Trust

*	LaSalle Hotel Properties

*	MeriStar Hospitality Corporation

*	Starwood Hotel & Resorts Worldwide

*	Strategic Hotels & Resorts, Inc.,

*	Winston Hotels, Inc.

Other than in connection with the Schonbraun engagement, as a general matter our Compensation Committee has not engaged in benchmarking of compensation of our executive officers against other companies, but instead has relied on its own experience and judgment with respect to determining the competitiveness of Sunstone’s compensation arrangements. In addition, with respect to the peer group information provided by Schonbraun, the Compensation Committee did not “benchmark” or peg executive compensation to any particular level of peer group compensation, but rather used that information in a subjective manner in its evaluation of and in making decisions concerning executive compensation as more particularly described, where applicable, below.

Tax Considerations

We take into account tax implications in the design of our executive compensation program. For example, pursuant to Section 162(m) of the Code, which was adopted in 1993, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to their chief executive officer and each of the next three most highly compensated executive officers as of the end of any fiscal year (other than the Chief Financial Officer) unless that compensation qualifies as “performance based,” as defined in Section 162(m). The Compensation Committee believes that it is in the best interests of the Company and its stockholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting and motivating the Company’s Named Executive Officers. As described under Proposal 3, we are asking our stockholders to approve the Sunstone Hotel Investors, Inc. Executive Incentive Plan, which, if approved, will be a vehicle for the payment of annual incentive compensation for the 2008 fiscal year and subsequent fiscal years that should qualify as “performance-based” compensation under Section 162(m) and, accordingly, continue to be deductible by the Company.

Elements of Executive Compensation

We use a portfolio of pay components to accomplish our compensation philosophy and objectives discussed above. Our executive compensation program consists of the following components:

*	Annual Base Salary—fixed base pay that reflects each executive’s position and individual performance.

*	Annual Cash Incentive Bonuses—variable cash awards based on performance and responsibility level to compensate each executive officer for achieving our annual financial goals and implementing long-term plans and strategies.

*	Annual Equity Incentive Awards—variable equity awards also granted based on such performance and responsibility levels and designed to foster retention and align the executive officer’s interests with the long-term interests of our stockholders.

*	Other Compensation—perquisites consistent with industry practices in comparable REITs, as well as broad-based employee benefits such as medical, dental, vision, life insurance and disability coverage.

Annual Base Salary

The annual base salary component of an executive officer’s compensation is intended to provide a reasonable standard of living and a base wage at levels believed by the Compensation Committee to be competitive. The Compensation Committee reviews base salaries annually, but base salaries are not automatically increased pursuant to pre-determined formulas or otherwise (other than annual cost-of-living increases provided pursuant to certain of our executives’ employment agreements) and may not be increased if, among other things, the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives. This strategy is consistent with the Company’s primary goal of offering compensation that is intended to incentivize an executive officer to seek to maximize stockholder returns and that is contingent on the achievement of performance objectives. Each executive officer’s base salary serves as the base amount for determining annual cash and equity incentive award opportunities, which are calculated as percentages of such executive’s base salary.

The base salary of each of our executive officers is based on the review of the Compensation Committee described above and the following:

*	an assessment of the scope of the executive officer’s responsibilities and leadership;

*	the executive officer’s expertise and experience within the industry;

*	the Company’s overall financial and business performance; and

*	the executive officer’s contributions to the Company.

This determination is not formulaic and is not based on specific Company or individual performance targets objectives, but rather is subjective and made in light of our compensation philosophy and objectives described above. The following is a discussion of the base salary determinations for each of our Named Executive Officers who were employed with us at the end of 2007.

Robert A. Alter. From January 1, 2007 to October 19, 2007, Mr. Alter’s annual base salary was $600,000. In March 2007, in connection with our management restructuring, Mr. Alter transitioned from the position of CEO to Executive Chairman and Mr. Alter’s employment agreement was amended to provide that his base salary would be reduced to $275,000 effective October 20, 2007. This reduced base salary was determined pursuant to and consistent with his original employment agreement because the retention of a new CEO would have triggered such reduction. We determined to amend his employment agreement to provide that the reduction would not take effect until October 20, 2007 to account for Mr. Alter’s role as advisor to the new CEO during that time. Mr. Alter’s base salary is adjusted by any annual cost-of-living increases in base salaries granted to senior executives of the Company generally.

Kenneth E. Cruse. Mr. Cruse’s initial base salary for 2007 was $250,000, which represents a 26.5% increase over Mr. Cruse’s 2006 base salary. In determining to recommend to the Board of Directors that Mr. Cruse be paid this amount, the Compensation Committee took into account, among other things, Mr. Cruse’s promotion to the position of CFO, the increased responsibilities attendant with this new position and the recommendations of Schonbraun with respect to CFO compensation. Noting that Mr. Cruse’s 2006 base salary was significantly lower than the base salaries for peer group information provided by Schonbraun, the Compensation Committee recommended a 26.5% increase over Mr. Cruse’s 2006 base salary, and indicated that it would be appropriate to reevaluate Mr. Cruse’s salary during the course of 2007 once it was able to evaluate Mr. Cruse’s performance in the CFO role. Effective May 15, 2007, on the recommendation of our former CEO and based upon the Compensation Committee’s judgment that an increase in base salary was warranted in light of Mr. Cruse’s performance of the CFO role, Mr. Cruse received a 14% increase in base salary, increasing his base salary to $285,000.

Steven R. Goldman. In March 2007, in connection with his hiring, we entered into an employment agreement with Mr. Goldman pursuant to which Mr. Goldman received an annual base salary of $600,000 in 2007. Mr. Goldman’s employment agreement provided for an annual 4% cost-of-living increase in base salary. In determining to recommend to the Board of Directors that Mr. Goldman be paid this amount, the Compensation Committee reviewed, among other things, the recommendations of Schonbraun with respect to CEO compensation, noting that the proposed amount fell between the 50th and 75th percentile of base salaries for the peer group information provided by Schonbraun. The Compensation Committee determined that, in order to attract Mr. Goldman to the position with Sunstone, it would be advisable to offer a base salary competitive with the peer group.

Annual Cash Incentive Bonuses and Equity Incentive Awards

We use annual cash incentive bonus and equity incentive awards to further motivate executive officers by establishing a relationship between the bonuses and awards and the performance of the Company and the executive officer. All of our executive officers are eligible to participate in this program. We believe that tying our executive officers’ cash bonus and long-term equity compensation to the quantitative metrics discussed below provides a strong financial incentive to maximize stockholder value.

The annual cash incentive bonus and equity incentive awards are intended to compensate our executive officers for achieving our annual financial goals at both the corporate and hotel asset levels and for implementing long-term plans and strategies. The annual cash incentive bonus and annual equity incentive award program is based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. Each year, the Compensation Committee establishes performance-based criteria, both corporate and individual, for each Named Executive Officer, and the level of achievement of those criteria determines the size of the annual bonuses and awards made to the Named Executive Officer in the next calendar year. This performance-based program encourages our officers to continually improve their capabilities to deliver short- and long-term business results.

The annual equity incentive awards are also intended to encourage ownership, foster retention and align the executive officers’ interests with the long-term interests of our stockholders. Historically, we have used restricted stock awards that are granted based on achievement of pre-established performance goals and generally vest over a three-year period. Because the awards are only granted if certain performance criteria are met, we generally do not utilize additional performance-based criteria in connection with the vesting of these awards.

As described further below, the Compensation Committee sets the target annual cash incentive bonus and equity incentive award levels for each Named Executive Officer based on the achievement of objective corporate performance criteria as well as subjective individual performance criteria. The amounts of the awards are set at levels designed to provide the executives with a significant incentive to enhance stockholder value. Accordingly, as discussed below, the target annual incentive cash bonus and equity incentive award are set at levels that represent a significant percentage of each officer’s overall compensation arrangements.

Criteria and Metrics for 2007 Incentive Compensation. In the second quarter of 2007, the Compensation Committee established performance measures for both the annual cash incentive bonuses and the annual equity incentive awards. The Compensation Committee determined that the amounts of the bonuses and awards to each Named Executive Officer would be based on the following three components each weighted as described: (1) 25% based on return on investment, (2) 25% based on adjusted FFO per share, and (3) 50% based on subjective and objective measures of the officer’s individual performance. The weighting established by the Compensation Committee reflected its subjective analysis of the appropriate amount of emphasis to place on both corporate and subjective goals, and not any pre-determined formula or methodology.

For each of these three components, the Compensation Committee established four achievement levels—“Threshold”, “Target”, “High” and “Superior”, and for each achievement level, a corresponding multiple. For any of the three components, the amount granted to the Named Executive Officer was the product of (a) his base salary, (b) the weighting for that component as described above and (c) the multiple corresponding to his level of achievement. The Compensation Committee added the “Superior” category in 2007 in part based on the assessment of Schonbraun that an additional, extraordinary level of achievement was increasingly common among peer companies and in order to incentivize our Named Executive Officers to achieve an extraordinary level of performance.

Return on Investment. The primary objective of the return on investment component is to measure the financial performance of the Company’s gross investment in hotels, joint ventures and related businesses owned for the entire subject year. Any intra-year acquisitions or dispositions are excluded from the calculation. Return on investment is calculated as In Place EBITDA/In Place Assets, where:

*	In Place EBITDA is equal to the sum of all corporate earnings before interest, taxes, depreciation and amortization, or EBITDA, from hotels owned for the entire subject year, joint venture interests and other related businesses, and excludes corporate overhead and interest income, but includes any performance guaranty payments; and

*	In Place Assets is equal to the gross investment in hotel properties, joint ventures and other related businesses (in service and before depreciation) as of December 31 of the preceding year and owned for the entire subject year.

The Compensation Committee determined that for fiscal year 2007, the range for return on investment should be as described in the table below. The Compensation Committee set these levels such that the “Threshold” equals a minimally-expected ratio of EBITDA to invested capital for a stabilized portfolio of hotel assets, the “Target” level equates to a typically-expected ratio of EBITDA to invested capital for a stabilized portfolio of hotel assets, the “High” level equates to an above-average ratio of EBITDA to invested capital for a stabilized portfolio of hotel assets and the “Superior” level equates to a well-above average ratio of EBITDA to invested capital for a stabilized portfolio of hotel assets.

Adjusted FFO Per Share. The primary objective of the adjusted FFO per share component is to measure management’s ability to budget appropriately and oversee the financial performance of the Company. We adjust FFO for non-recurring items including, but not limited to, write-off of deferred financing fees, prepayment penalties, loss on early extinguishment of debt, write-off of loan premiums, adjustments relating to prior periods, taxes paid on gains from asset sales and non-cash interest expense related to a change in accounting of exchangeable notes. In 2007, we adjusted FFO for the write-off of deferred financing fees, prepayment penalties, loss on early extinguishment of debt, loan premiums and non-recurring costs and amortization of deferred stock compensation associated with chief executive officer succession and executive officer severance.

The Compensation Committee determined that for the fiscal year 2007, the range for adjusted FFO per share should be as described in the table below. The Compensation Committee set these levels such that the “Threshold” generally approximates the low end of the Company’s initial adjusted FFO per share guidance, the “Target” generally approximates the mid-point of the Company’s initial adjusted FFO per share guidance, the “High” generally approximates the high end of the Company’s initial adjusted FFO per share guidance and the “Superior” corresponds to a level in excess of the high end of the Company’s initial adjusted FFO per share guidance range.

Individual Goals. The primary objective of the individual goals is to drive individual performance and ensure accountability to individual performance throughout the calendar year. The subjective individual goals for each Named Executive Officer who was employed by Sunstone at the end of 2007 were as follows:

*	Robert A. Alter. Mr. Alter’s individual goals for 2007 included, among other things, working with the Board of Directors to focus the strategic direction of the Company, keeping the Board of Directors advised of material risks and opportunities and acting as an advisor to Mr. Goldman as necessary.

*	Kenneth E. Cruse. Mr. Cruse’s individual goals for 2007 included, among other things, overseeing all financial and reporting disciplines within the Company, overseeing all capital markets and financing transactions and implementing new accounting policies.

*	Steven R. Goldman. Mr. Goldman’s individual goals for 2007 included, among other things, filling outstanding senior management positions, achieving certain targets related to acquisitions and dispositions of assets, achieving a performance target for adjusted FFO per share and producing a business plan.

In determining the Threshold, Target and other achievement levels, while the Compensation Committee considered information previously provided and recommendations made by Schonbraun, the Compensation Committee’s determination of these amounts reflected its subjective analysis of the amounts required to appropriately incentivize each Named Executive Officer to achieve the relevant corporate and individual goals.

The Compensation Committee set targets for the above individual goals such that the “Threshold” represents performance at a satisfactory level, the “Target” represents the achievement of a majority of individual annual goals, the “High” represents the achievement of all individual annual goals and the “Superior” represents the achievement of all annual goals and general performance at a level above expectation.

The following is a tabular presentation of the foregoing performance criteria and related achievement levels as determined by the Compensation Committee:

Performance Measures	Weight	Threshold		Target		High		Superior
Return on Investment	25.0%	9.5%		10.0%		10.5%		11.0%
Adjusted FFO Per Share	25.0%	$2.65		$2.70		$2.75		$2.80
Individual Performance	50.0%		(1)		(1)		(1)		(1)

(1)	Determined on an individual basis. See above for a description of the goals for each Named Executive Officer for fiscal year 2007.

2007 Awards. To determine the actual incentive awards for each Named Executive Officer above, the Compensation Committee in February 2008 reviewed and assessed the performance of the Company and such Named Executive Officer in comparison to the subjective and objective performance measures established in 2007. The Compensation Committee determined the extent to which each of the various objective and subjective performance measures were achieved and decided whether the incentive compensation for each performance measure should be funded at the Threshold, Target, High or Superior levels.

The following tables detail actual calculation of the cash incentive bonus and the equity incentive award with respect to the 2007 calendar year for each Named Executive Officer who was employed by Sunstone at the end of 2007. The paragraphs following the tables describe the information contained in the tables below.

Cash Incentive Bonus

	Achievement	Weighting		Threshold	Target	High	Superior		Percentage of Base Salary		Base Salary ($)			Cash Bonus ($)
Robert A. Alter				75%	125%	150%	200%
Return on Investment	Target	25%	x		125%			=	31.3%	x	550,692	(1)	=	172,091
Adjusted FFO Per Share	Superior	25%	x				200%	=	50.0%	x	550,692	(1)	=	275,346
Individual Performance	Superior	50%	x				200%	=	100.0%	x	550,692	(1)	=	550,692

														998,129

Kenneth E. Cruse				50%	75%	125%	150%
Return on Investment	Target	25%	x		75%			=	18.8%	x	262,669	(1)	=	49,250
Adjusted FFO Per Share	Superior	25%	x				150%	=	37.5%	x	262,669	(1)	=	98,501
Individual Performance	Superior	50%	x				150%	=	75.0%	x	262,669	(1)	=	197,002

														344,753

Steven R. Goldman				75%	150%	200%	200%
Return on Investment	Target	25%	x		150%			=	37.5%	x	600,000	(2)	=	225,000
Adjusted FFO Per Share	Superior	25%	x				200%	=	50.0%	x	600,000	(2)	=	300,000
Individual Performance	Superior	50%	x				200%	=	100.0%	x	600,000	(2)	=	600,000

														1,125,000

(1)	Based on actual base salary earnings.
(2)	Based on employment agreement.

Equity Incentive Award

	Achievement	Weighting		Threshold	Target	High	Superior		Percentage of Base Salary		Base Salary ($)			Stock Bonus ($)
Robert A. Alter				100%	150%	200%	250%
Return on Investment	Target	25%	x		150%			=	37.5%	x	550,692	(1)	=	206,510
Adjusted FFO Per Share	Superior	25%	x				250%	=	62.5%	x	550,692	(1)	=	344,183
Individual Performance	Superior	50%	x				250%	=	125.0%	x	550,692	(1)	=	688,365

														1,239,058

Kenneth E. Cruse				100%	150%	200%	250%
Return on Investment	Target	25%	x		150%			=	37.5%	x	262,669	(1)	=	98,501
Adjusted FFO Per Share	Superior	25%	x				250%	=	62.5%	x	262,669	(1)	=	164,168
Individual Performance	Superior	50%	x				250%	=	125.0%	x	262,669	(1)	=	328,336

														591,005

Steven R. Goldman				150%	250%	300%	350%
Return on Investment	Target	25%	x		250%			=	62.5%	x	600,000	(2)	=	375,000
Adjusted FFO Per Share	Superior	25%	x				350%	=	87.5%	x	600,000	(2)	=	525,000
Individual Performance	Superior	50%	x				350%	=	175.0%	x	600,000	(2)	=	1,050,000

														1,950,000

(1)	Based on actual base salary earnings.
(2)	Based on employment agreement.

Return on Investment. For fiscal year 2007, the Company’s return on investment calculated as described above was 10.2%. This resulted in the funding of the return on investment component at the Target level for each of Messrs. Alter, Cruse and Goldman.

Adjusted FFO Per Share. For fiscal year 2007, the Company’s adjusted FFO per share was $2.86. This resulted in the funding of the adjusted FFO Per Share component at the Superior level for each of Messrs. Alter, Cruse and Goldman.

Individual Performance. For each Named Executive Officer who was employed by Sunstone at the end of 2007, the Compensation Committee determined that he had met his individual goals at the Superior level. This means that the Compensation Committee determined, after a subjective consideration of the individual goals for each such Named Executive Officer, that the Named Executive Officer achieved all of his individual goals at a level above the Compensation Committee’s expectations. For example, with respect to Mr. Alter, at the time Mr. Alter’s performance was evaluated, the Compensation Committee took into account what it believed to be a smooth and successful transition of the CEO role to Mr. Goldman and Mr. Alter’s continuing contributions to the strategic direction of the Company, including with respect to continuing hotel redevelopment plans and hotel asset and divestiture strategies. With respect to Mr. Goldman, the Compensation Committee noted, among other things, that Mr. Goldman successfully filled all outstanding senior management positions; successfully completed a revised organizational structure for Sunstone management and implemented a revised system incorporating required communication and control issues in each case in the timeframe set out for Mr. Goldman; and led Sunstone to the financial performance described above. With respect to Mr. Cruse, the Compensation

Committee noted, among other things, Mr. Cruse’s contribution to and successful leadership of the Company’s exchangeable notes financing in the spring and summer of 2007 and amendment to its credit facility to take advantage of new market terms.

The tables above also reflect that the Compensation Committee’s allocation between cash and equity incentive compensation was designed to award more than half of each Named Executive Officer’s annual incentive compensation in equity to further the objectives of fostering executive ownership and the alignment of each executive’s interests with those of stockholders. The incentive compensation program for 2007 was entirely based on the executive’s performance in 2007, and therefore the Compensation Committee did not consider the amounts realizable from prior equity grants or cash bonus awards in determining the above incentive compensation awards. The equity incentive awards for 2007 were in the form of shares of restricted stock issued under the Company’s Long-Term Incentive Plan, or the LTIP, and were granted on February 6, 2008. One-third of the number of shares granted will vest on each of February 6, 2009, 2010 and 2011.

Adjustment or Recovery of Awards. The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and the CFO shall reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

401(k) Savings and Retirement Plan. The Company sponsors a 401(k) Savings and Retirement Plan pursuant to which the Company contributes 3% of fiscal year base earnings to all eligible employees, including all of the executive officers. In addition, the Company, at the discretion of the Compensation Committee, makes an annual profit-sharing contribution to all eligible employees, including the executive officers as detailed in the footnotes to the Summary Compensation Table below.

Benefit Plans. The executive officers of the Company participate in the same broad-based employee benefit plans as the Company’s other employees, including medical, dental, vision, life insurance and disability programs.

Compensation Plans and Agreements

Employment Agreements

We currently have an employment agreement with our interim CEO, Robert A. Alter. As described in detail below, we also had employment agreements with Steven R. Goldman, Jon D. Kline and Gary A. Stougaard that were terminated upon their respective departures from the Company.

Robert A. Alter

Since our initial public offering through March 18, 2007, our employment agreement, or the Agreement, with Mr. Alter provided that Mr. Alter would serve as our CEO. We entered into an amendment, or the Amendment, to the Agreement, effective March 19, 2007, in connection with the appointment of Mr. Goldman as the CEO and Mr. Alter’s transition to Executive Chairman. A description of the Amendment follows the description of the Agreement.

The Agreement provided for an initial term of three years and automatic extensions for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Alter not to renew the Agreement would not have triggered any severance payments. From January 1, 2007 through October 19, 2007, Mr. Alter received an annual base salary of $600,000 and an annual incentive bonus in a target amount of between 75% and 200% of his base salary. Mr. Alter received a bonus of $998,000 for 2007, which was paid in the first quarter of 2008. Mr. Alter was granted 210,526 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% vested on the second anniversary of the closing of our initial public offering, 20.0% vested on the third anniversary of the closing of our initial public offering and 20.0% will vest on each of the fourth and fifth anniversaries of the closing of our initial public offering so long as Mr. Alter remains employed by us. He is also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of his incentive compensation, Mr. Alter was granted 54,822 shares of restricted stock in February 2006, 30,925 shares of restricted stock in February 2007 and 73,575 shares of restricted stock in February 2008, each of which vests in three equal annual installments beginning with the first anniversary of its respective grant date. In addition, the Agreement provided that in the event of a Change in Circumstances (as defined in the Agreement to include the retention of a new CEO), Mr. Alter’s annual base salary would be reduced to $275,000.

The Amendment changed the above description of the Agreement in that (1) Mr. Alter’s annual base salary was reduced to $275,000 in accordance with his Agreement, effective as of October 20, 2007 and (2) Mr. Alter is no longer entitled to receive an annual bonus or participate in the Company’s LTIP after Sunstone’s 2007 fiscal year. Mr. Alter’s existing equity awards will continue to vest during his term as Executive Chairman.

Effective March 21, 2008, in connection with Mr. Goldman’s resignation, the Company’s Board of Directors appointed Mr. Alter interim CEO until a permanent CEO could be retained. In consideration of his new role with the Company, on April 1, 2008, we approved a grant of 200,000 non-qualified stock options to Mr. Alter under our LTIP. The options, which will mature on April 27, 2018, will be granted on April 28, 2008 at an exercise price equal to the average closing price for Sunstone common stock for the twenty business days commencing with April 1, 2008 and will vest fully on April 28, 2009.

Mr. Alter has also entered into a non-competition agreement with us that restricts him from directly or indirectly engaging in any business that is directly competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment and for one year following his termination, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company. The non-competition agreement also prevents Mr. Alter from soliciting our employees for one year following the date of termination of his employment.

Steven R. Goldman

We had an employment agreement with Mr. Goldman providing that Mr. Goldman would serve as our CEO and as the Chief Executive Officer of Sunstone Hotel Partnership, LLC. The agreement had an initial term of five years and would have been automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date.

The agreement provided for an annual base salary of $600,000. Mr. Goldman’s salary was to have been increased from time to time in the Compensation Committee’s sole discretion, except that Mr. Goldman was entitled to an annual increase equal to the greater of 4% and any annual cost-of-living increase granted generally to senior executives. Mr. Goldman was also entitled to an annual incentive bonus with a target amount of 150% of his salary and a guaranteed minimum of $450,000 for 2007. Mr. Goldman received a bonus of $1,125,000 for 2007, which was paid in the first quarter of 2008. Based on the agreement, Mr. Goldman received a restricted stock grant valued at $6,000,000 (with the stock valued based on the average closing price of the Company’s common stock on the NYSE for the twenty consecutive trading days ending three business days prior to the date of grant). The restricted stock was to vest in equal annual installments over five years, with the first installment vesting on the first anniversary of the date of grant. Mr. Goldman was eligible to earn additional annual equity awards having a minimum value between $1,400,000 and $1,600,000, which were to be granted subject to meeting Company performance targets or, to the extent Company performance targets were not attained, individual performance targets. Mr. Goldman was eligible to participate in all employee benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company and to receive additional life insurance coverage consistent with the amount that was provided to Mr. Alter. Mr. Goldman was also to receive (i) a reimbursement in the amount of his reasonable, actual out-of-pocket, documented expenses associated with his relocation, (ii) a reimbursement in the amount of $5,000 per month for reasonable and actual out-of-pocket temporary living expenses for a period of six months, (iii) a reimbursement of up to $19,975 in certain attorney fees and (iv) if any of the preceding reimbursements were taxable to Mr. Goldman, a cash payment so that Mr. Goldman would have been in the same position as he would have been had no taxes been imposed. The aggregate amount of reimbursements described in (i), (ii) and (iv) above could not exceed $300,000.

Mr. Goldman’s employment with us terminated in March 2008. A description of the change in control provisions of Mr. Goldman’s employment agreement, as well as the actual payment he received upon the termination of his employment, are described under “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Goldman has also entered into a non-competition agreement with us that restricts him from directly or indirectly engaging in any business that is directly competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment and for one year following his termination, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company. The non-competition agreement also prevents Mr. Goldman from soliciting our employees for one year following the date of termination of his employment.

Jon D. Kline

We had an employment agreement with Mr. Kline which provided that Mr. Kline would serve as our President. The agreement had an initial term of five years and would have been automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Kline not to renew his employment agreement would not have triggered any severance payments. During fiscal year 2007, Mr. Kline was scheduled to receive an annual base salary of $475,000 and an annual incentive bonus in a target amount of between 75% and 175% of his base salary. Mr. Kline did not receive incentive compensation in 2007 but was instead compensated pursuant to the termination provisions in his employment agreement, discussed below under “Potential Payments Upon Termination or Change-in-Control.”

Mr. Kline was granted 118,421 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% vested on the second anniversary of the closing of our initial public offering, 20.0% vested on the third anniversary of the closing of our initial public offering and 20.0% was to vest on each of the fourth and fifth anniversaries of the closing of our initial public offering. He was also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of this, Mr. Kline was granted 35,168 shares of restricted stock in February 2006 and 39,215 shares of restricted stock in February 2007, which were to vest in three equal annual installments beginning with the first anniversary of their respective grant dates.

Mr. Kline’s employment with us terminated in June 2007. A description of the change in control provisions of Mr. Kline’s employment agreement, as well as the actual payment he received upon the termination of his employment and the treatment of the vesting of Mr. Kline’s unvested shares of restricted stock, are described under “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Kline has also entered into a non-competition agreement with us that restricts him from directly or indirectly engaging in any business that is directly competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment and for one year following his termination, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company. The non-competition agreement also prevents Mr. Kline from soliciting our employees for one year following the date of termination of his employment. Effective May 24, 2007, we entered into a separation agreement with Mr. Kline extending his non-competition and non-solicitation obligations as discussed below under “Other 2007 Compensation Agreements—Jon D. Kline Separation Agreement.”

Gary A. Stougaard

We had an employment agreement with Mr. Stougaard which provided that Mr. Stougaard would serve as our Executive Vice President and Chief Investment Officer. The agreement had an initial term of five years and would have been automatically extended for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the renewal date. A decision by us or Mr. Stougaard not to renew his employment agreement would not have triggered any severance payments. During fiscal year 2007, Mr. Stougaard was scheduled to receive an annual base salary of $378,473 and an annual incentive bonus in a target amount of between 50% and 150% of his base salary. Mr. Stougaard did not receive incentive compensation in 2007 but was instead compensated pursuant to the termination provisions in his employment agreement, discussed below under “Potential Payments Upon Termination or Change-in-Control”.

Mr. Stougaard was granted 92,105 restricted stock units at the closing of our initial public offering, of which 25.0% vested immediately, 15.0% vested on the second anniversary of the closing of our initial public offering, 20% vested on the third anniversary of the closing of our initial public offering and 20.0% was to vest on each of the fourth and fifth anniversaries of the closing of our initial public offering. He was also entitled to receive all employee benefits and participate in all incentive and insurance programs generally available to similarly situated employees. As part of this, Mr. Stougaard was granted 31,203 shares of restricted stock in February 2006 and 19,680 shares of restricted stock in February 2007, which were to vest in three equal annual installments beginning with the first anniversary of their respective grant dates.

On April 19, 2007, the Company and Mr. Stougaard agreed that, effective April 23, 2007, Mr. Stougaard would transition from the role of Executive Vice President and Chief Investment Officer to a new role as Special Advisor to the CEO for up to two months. On May 23, 2007, we agreed with Mr. Stougaard’s that his employment with Sunstone would terminate effective June 30, 2007. A description of the change in control provisions of Mr. Stougaard’s employment agreement, as well as the actual payment he received upon the termination of his employment and the treatment of the vesting of Mr. Stougaard’s unvested shares of restricted stock, are described under “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Stougaard has also entered into a non-competition agreement with us that restricts him from directly or indirectly engaging in any business that is directly competitive with our business and/or having ownership interests in any business that is, directly or indirectly, competitive with our business during the term of his employment and for one year following his termination, with exceptions for existing investments and direct or indirect ownership of up to 3% of the outstanding equity interests of any public company. The non-competition agreement also prevents Mr. Stougaard from soliciting our employees for one year following the date of termination of his employment. Effective May 24, 2007, we entered into a separation agreement with Mr. Stougaard extending his non-competition and non-solicitation obligations as discussed below under “Other 2007 Compensation Agreements—Gary A. Stougaard Separation Agreement.”

Other 2007 Compensation Agreements

Jon D. Kline Separation Agreement

In connection with Mr. Kline’s departure from the Company, we entered into a separation agreement with Mr. Kline, effective as of May 24, 2007, whereby Mr. Kline’s non-solicitation and non-competition obligations were extended through October 1, 2008. In consideration of Mr. Kline’s compliance with this agreement and the execution of a release at that time, Mr. Kline will be eligible to receive a payment of $665,000.

Gary A. Stougaard Separation Agreement

In connection with Mr. Stougaard’s departure from the Company, we entered into a separation agreement with Mr. Stougaard, effective as of May 24, 2007, whereby Mr. Stougaard’s non-solicitation and non-competition obligations were extended through October 1, 2008. In consideration of Mr. Stougaard’s compliance with this agreement and the execution of a release at that time, Mr. Stougaard will be eligible to receive a payment of $515,000.

Other Plans

Robert A. Alter Retirement Benefit Agreement and Life Insurance Policy

The Company has a Retirement Benefit Agreement, or the Retirement Agreement, with Mr. Alter. Pursuant to the Retirement Agreement, Mr. Alter may defer a portion of his compensation. Mr. Alter may amend the amount of his compensation to be deferred from time to time; provided, however, that any such amendment will only apply to amounts earned by Mr. Alter after such amendment and that such amendments must be made in compliance with the new tax laws affecting deferred compensation. The Company will match 25% of Mr. Alter’s deferrals for each year, up to a maximum of 6% of Mr. Alter’s total compensation for that year. The Company did not make a matching contribution for fiscal year 2007. Mr. Alter is currently vested in all of the Company’s matching contributions. Earnings on Mr. Alter’s deferrals and the Company’s matching contributions are an amount equal to the amount which would have been earned on such deferrals and matching contributions had they been paid as premiums on a life insurance policy insuring Mr. Alter’s life in accordance with the investment designations made by Mr. Alter. The balance in Mr. Alter’s deferred compensation account is payable over a period of time following the termination of his employment with the Company, regardless of the reason for such termination. In addition, a payment or payments may be made prior to Mr. Alter’s termination in the event of an unanticipated emergency that is caused by an event beyond Mr. Alter’s control and that would result in severe financial hardship to him if an early distribution was not made.

The Company also currently pays the premiums for a $5,000,000 split dollar life insurance policy for Mr. Alter. Under the terms of the policy, the Company is entitled to receive the greater of the cash surrender value of the policy or the premiums paid by the Company following the termination of Mr. Alter’s employment with the Company. Within 60 days following the date of the termination of the split dollar policy during Mr. Alter’s lifetime, Mr. Alter may obtain a release of such obligation by paying the Company the greater of the total amount of the premiums paid by the Company or the then-current cash surrender value, which was $1,914,128 as of December 31, 2007.

Steven R. Goldman Life Insurance and Disability Policy

The Company paid the premiums for both a $5,000,000 life insurance and a long-term disability policy for Mr. Goldman through the date of his departure from the Company.

Long-Term Incentive Plan

We adopted our LTIP that became effective in October 2004 upon completion of our initial public offering. The purpose of the LTIP is to attract and retain our directors, executive officers and employees. The LTIP is administered by the Compensation Committee or the Board of Directors, which has broad powers to interpret and implement the plan, and the Board of Directors may from time to time suspend, discontinue, revise or amend the LTIP. The LTIP provides for grants of incentive stock options (within the meaning of Section 422 of the Code), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards such as performance shares, to any director, officer or employee, including any prospective employee, and to any consultant or advisor selected by the Compensation Committee. The terms of the LTIP and each award are intended to comply with Section 409A of the Code, which imposes specific restrictions on deferred compensation arrangements.

At the time of our initial public offering, we established the maximum number of shares of common stock issuable under the LTIP at 2,100,000. On May 1, 2007, our stockholders approved an amendment to the LTIP increasing the number of shares of common stock available for issuance under the LTIP to 3,850,000. As of March 25, 2008, there were 2,705,974 shares of common stock available under the LTIP for future grants to directors, officers and employees. In addition to these shares available for future grants, there were outstanding as of March 25, 2008, 688,800 shares of unvested restricted stock and restricted stock units previously granted to directors, officers and employees between October 26, 2004 and March 25, 2008. Shares that may be issued under the LTIP may be authorized but unissued shares of our common stock or otherwise acquired for the purposes of the LTIP. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of our common stock, if shares of our common stock are surrendered or withheld from any award to satisfy a recipient’s income tax or other withholding obligations, or if shares of our common stock owned by a recipient are tendered to pay the exercise price of awards, then such shares will again become available under the LTIP. The Compensation Committee will adjust the terms of any outstanding awards and the number of shares of our common stock issuable under the LTIP for any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our common stock, or any other event that the Compensation Committee determines affects our capitalization.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		Change in Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Robert A. Alter	2007	550,692	1,342,460	(2)	998,000	(3)	257,885	(4)	270,397	(5)	3,419,434
Executive Chairman	2006	568,615	1,019,108	(6)	533,077	(7)	296,888	(8)	280,729	(9)	2,698,417

Steven R. Goldman	2007	450,000	1,007,252	(10)	1,125,000	(11)	—		428,678	(12)	3,010,930
President & CEO

Kenneth E. Cruse	2007	262,669	324,475	(13)	345,000	(14)	—		70,577	(15)	1,002,721
CFO

Jon D. Kline	2007	218,029	802,608	(16)	—		—		2,369,909	(17)	3,390,546
President	2006	387,692	611,345	(18)	363,462	(19)	—		178,258	(20)	1,540,757

Gary A. Stougaard	2007	179,732	558,036	(21)	—		—		1,795,899	(22)	2,533,667
Chief Investment Officer	2006	361,846	509,359	(23)	339,231	(24)	—		154,086	(25)	1,364,522

(1)	The amounts in this column represent compensation expense computed in accordance with FAS 123R, recognized by the Company on its fiscal year 2007 financial statements related to grants of restricted stock units made to the Named Executive Officer in 2004 and grants of restricted stock made to the Named Executive Officer in 2006 and 2007. For more information, please see footnote 13 to our audited financial statements contained in our Annual Report on Form 10-K/A filed with the SEC on February 25, 2008.
(2)	This number represents compensation expense in the fiscal year 2007 for Mr. Alter consisting of $536,842 related to unvested restricted stock units granted on October 26, 2004, $526,108 related to unvested restricted stock granted on February 9, 2006 and $279,510 related to unvested restricted stock granted on February 7, 2007.

(3)	This number represents the annual cash incentive bonus earned by Mr. Alter in fiscal year 2007 and paid in the first fiscal quarter of 2008.
(4)	This number is based on an initial balance as of January 1, 2007 of $1,656,243 and aggregate earnings for the deferred compensation totaling $257,885 for an ending balance as of December 31, 2007 of $1,914,128.
(5)	This number represents $161,686 in dividends paid to Mr. Alter in connection with his unvested restricted stock units and $82,317 paid in connection with his unvested restricted stock; $11,565 contributed to Mr. Alter’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2007 and paid in the first fiscal quarter of 2008; $7,520 in premiums for executive life and disability insurance; and $7,309 for reimbursement for the Company’s health insurance coverage premiums.
(6)	This number represents compensation expense in the fiscal year 2006 for Mr. Alter consisting of $536,842 related to unvested restricted stock units granted on October 26, 2004 and $482,266 related to unvested restricted shares granted on February 9, 2006.
(7)	This number represents the annual cash incentive bonus earned by Mr. Alter in fiscal year 2006 and paid in the first fiscal quarter of 2007.
(8)	This number is based on an initial balance as of January 1, 2006 of $1,417,305 and including executive contributions totaling $45,850 and premium payments to the life insurance carrier totaling $103,800, the aggregate earnings for the deferred compensation totaled $296,888 for an ending balance as of December 31, 2006 of $1,656,243.
(9)	This number represents $189,474 in dividends paid to Mr. Alter in connection with his unvested restricted stock units and $49,340 paid in connection with his unvested restricted shares; $29,000 contributed to Mr. Alter’s 401(k) account in through the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2006 and paid in the first fiscal quarter of 2007; $7,520 in premiums for executive life and disability insurance; and $5,395 for reimbursement for the Company’s health insurance coverage premiums.
(10)	This number represents compensation expense in the fiscal year 2007 for Mr. Goldman consisting of $1,007,252 related to unvested restricted stock granted on February 7, 2007. As a result of his departure from the Company on March 21, 2008, 289,835 shares of unvested restricted stock held by Mr. Goldman were cancelled.
(11)	This number represents the annual cash incentive bonus earned by Mr. Goldman in fiscal year 2007 and paid in the first fiscal quarter of 2008.
(12)	This number represents $208,847 in dividends paid to Mr. Goldman in connection with his unvested restricted shares; $29,500 contributed to Mr. Goldman’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2007 and paid in the first fiscal quarter of 2008; $14,784 in premiums for executive life and disability insurance; $5,192 for reimbursement for the Company’s health insurance coverage premiums; and $170,355 for reimbursement of relocation expenses.
(13)	This number represents compensation expense in the fiscal year 2007 for Mr. Cruse consisting of $126,442 related to unvested restricted stock units granted on April 11, 2005, $83,337 related to unvested restricted stock granted on February 9, 2006 and $114,696 related to unvested restricted stock granted on February 7, 2007.
(14)	This number represents the annual cash incentive bonus earned by Mr. Cruse in fiscal year 2007 and paid in the first fiscal quarter of 2008.
(15)	This number represents $20,558 in dividends paid to Mr. Cruse in connection with his unvested restricted stock units and $20,519 paid in connection with his unvested restricted stock; and $29,500 contributed to Mr. Cruse’s 401(k) account in the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2007 and paid in the first fiscal quarter of 2008.
(16)	This number represents compensation expense in the fiscal year 2007 for Mr. Kline consisting of $50,328 related to unvested restricted stock units granted on October 26, 2004, $365,620 related to unvested restricted stock granted on February 9, 2006 and $386,660 related to unvested restricted stock granted on February 7, 2007.

(17)	This number reflects $838,462 in severance payment paid to Mr. Kline in the second fiscal quarter of 2007; $1,376,319 in immediate vesting of 23,684 unvested restricted stock units and 24,795 unvested restricted stock in the second fiscal quarter of 2007 based upon a closing common stock price of $28.39 on the NYSE on June 29, 2007; $45,474 in dividends paid to Mr. Kline in connection with his unvested restricted stock units and $51,356 in dividends paid to Mr. Kline in connection with his unvested restricted stock; $41,106 of accrued vacation paid out to Mr. Kline upon his termination; $6,750 contributed to Mr. Kline’s 401(k) account in the form of the Company’s safe-harbor contribution earned in fiscal year 2007 and paid in the first fiscal quarter of 2008; $6,528 in premiums for executive life and disability insurance; and $3,915 for reimbursement for the Company’s health insurance coverage premiums. As a result of his departure from the Company on June 30, 2007, 37,865 shares of unvested restricted stock and 47,369 restricted stock units held by Mr. Kline were cancelled.
(18)	This number represents compensation expense in the fiscal year 2006 for Mr. Kline consisting of $301,974 related to unvested restricted stock units granted on October 26, 2004 and $309,371 related to unvested restricted shares granted on February 9, 2006.
(19)	This number represents the annual cash incentive bonus earned by Mr. Kline in fiscal year 2006 and paid in the first fiscal quarter of 2007.
(20)	This number represents $106,579 in dividends paid to Mr. Kline in connection with his unvested restricted stock units and $31,651 paid in connection with his unvested restricted shares; $29,000 contributed to Mr. Kline’s 401(k) account in through the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2006 and paid in the first fiscal quarter of 2007; $2,860 in premiums for executive life and disability insurance; and $8,258 for reimbursement for the Company’s health insurance coverage premiums.
(21)	This number represents compensation expense in the fiscal year 2007 for Mr. Stougaard consisting of $39,592 related to unvested restricted stock units granted on October 26, 2004, $324,399 related to unvested restricted stock granted on February 9, 2006 and $194,045 related to unvested restricted stock granted on February 7, 2007.
(22)	This number reflects $660,659 in severance payment paid to Mr. Stougaard in the second fiscal quarter of 2007; $1,004,495 in immediate vesting of 18,421 unvested restricted stock units and 16,961 unvested restricted stock in the second fiscal quarter of 2007 based upon a closing common stock price of $28.39 on the NYSE on June 29, 2007; $35,369 in dividends paid to Mr. Stougaard in connection with his unvested restricted stock units and $35,893 in dividends paid to Mr. Stougaard in connection with his unvested restricted stock; $43,670 of accrued vacation paid out to Mr. Stougaard upon his termination; $6,047 contributed to Mr. Stougaard’s 401(k) account in the form of the Company’s safe-harbor contribution earned in fiscal year 2007 and paid in the first fiscal quarter of 2008; $5,850 in premiums for executive life and disability insurance; and $3,915 for reimbursement for the Company’s health insurance coverage premiums. As a result of his departure from the Company on June 30, 2007, 23,521 shares of unvested restricted stock and 36,843 restricted stock units held by Mr. Stougaard were cancelled.
(23)	This number represents compensation expense in the fiscal year 2006 for Mr. Stougaard consisting of $234,868 related to unvested restricted stock units granted on October 26, 2004 and $274,491 related to unvested restricted shares granted on February 9, 2006.
(24)	This number represents the annual cash incentive bonus earned by Mr. Stougaard in fiscal year 2006 and paid in the first fiscal quarter of 2007.
(25)	This number represents $82,895 in dividends paid to Mr. Stougaard in connection with his unvested restricted stock units and $28,083 paid in connection with his unvested restricted shares; $29,000 contributed to Mr. Stougaard’s 401(k) account in through the form of both the Company’s safe-harbor contribution and a profit-sharing contribution earned in fiscal year 2006 and paid in the first fiscal quarter of 2007; $5,850 in premiums for executive life and disability insurance; and $8,258 for reimbursement for the Company’s health insurance coverage premiums.

Grants of Plan-Based Awards

The following table sets forth the information with respect to plan-based restricted stock awards granted under our LTIP in 2007 to the Named Executive Officers. The dollar amounts indicated under the “Grant Date Fair Value of Stock and Option Awards” is the grant date fair value of each grant, computed in accordance with FAS 123R, which is greater than the amortization costs the Company recognized on its fiscal year 2007 financial statements with respect to such grant.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	High ($)	Superior ($)
Robert A. Alter	2/7/2007					30,925	914,762
	n/a	413,019	688,366	826,039	1,101,385

Steven R. Goldman	2/7/2007					217,549	6,043,511
	n/a	450,000	900,000	1,200,000	1,200,000

Kenneth E. Cruse	2/7/2007					12,690	375,370
	n/a	131,335	197,002	328,337	394,004

Jon D. Kline	2/7/2007					39,215	1,159,980
	n/a	n/a	n/a	n/a	n/a

Gary A. Stougaard	2/7/2007					19,680	582,134
	n/a	n/a	n/a	n/a	n/a

(1)	Under our annual incentive plan, we pay a cash award for performance in February following the performance year if the criteria related to a cash award has been satisfied in the performance year. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses. The actual amount of these possible cash awards shown in this column were paid in February 2008 and relate to performance during fiscal year 2007. The actual amount of fiscal 2007 performance cash awards are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The threshold, target, high and superior award opportunities shown under this heading are for 2007 performance and are a multiple of each Named Executive Officer’s base salary. See “Compensation Discussion and Analysis – Elements of Executive Compensation (2007 Awards).”
(2)	Under our annual incentive plan, we grant an award of restricted shares of common stock under our LTIP in February following the performance year if the criteria related to the award of restricted stock has been satisfied in the performance year. See “Compensation Discussion and Analysis—Elements of Executive Compensation (Annual Cash Incentive Bonuses and Equity Incentive Awards)” for a detailed description of the annual award of restricted stock. The grants of restricted stock in this table were made in 2007 and relate to the satisfaction of performance criteria related to fiscal year 2006. The restricted stock reflected in this column vested one third on February 7, 2008 and will vest in two additional one-third increments on each of February 7, 2009 and 2010. The Compensation Discussion and Analysis contains information regarding restricted stock awards granted in February 2008 for performance during fiscal year 2007.
(3)	The grant date fair value of the restricted stock grants, excluding those to Steven R. Goldman, equals the number of shares of restricted stock multiplied by the closing common stock price of $29.58 on the NYSE on the date of the grant (February 7, 2007). The grant date fair value of Steven R. Goldman’s restricted stock grants equals the number of shares of restricted stock multiplied by the closing common share price of $27.78 on the NYSE on the date of his first day of employment (March 19, 2007).

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth information with respect to outstanding restricted stock awards held by the Named Executive Officers as of December 31, 2007. The Company has not offered any option grants to the Named Executive Officers on or before December 31, 2007, and this detail has been accordingly removed for the table below. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the FAS 123R values or the compensation expense recognized by the Company on its financial statements for fiscal year 2007 with respect to its long-term equity incentive plan awards. Such compensation expenses amounts, or the amortization pursuant to the applicable accounting literature, is provided in the “Summary Compensation Table” and the table under “Grants of Plan Based Awards” above.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert A. Alter	151,683	(1)(2)		$2,774,282	(1)(2)
Steven R. Goldman	217,549	(3)(4)		$3,978,971	(3)(4)
Kenneth E. Cruse	29,186	(1)(5)		$533,812	(1)(5)
Jon D. Kline	n/a	(6)	$	n/a	(6)
Gary A. Stougaard	n/a	(7)	$	n/a	(7)

(1)	Each of the unvested restricted stock units or shares will vest pursuant to the following schedule: unvested restricted stock units from the October 26, 2004 grant will vest in two remaining equal installment on each of October 26, 2008 and 2009; shares of restricted stock from the February 9, 2006 grant vested on February 9, 2008 and the remaining unvested restricted stock from the February 9, 2006 grant will vest in one remaining equal installment on February 9, 2009; and shares of restricted stock from the February 7, 2007 grant vested on February 7, 2008 and the remaining unvested restricted stock from the February 7, 2007 grant will vest in two remaining equal installments on each of February 7, 2009 and 2010.
(2)	Represents the total of 84,210 unvested restricted stock units from the October 26, 2004 grant, 36,548 unvested restricted stock from the February 9, 2006 grant and 30,925 unvested restricted stock from the February 7, 2007 grant with the aggregate market value of the unvested units and shares based on the closing common stock price of $18.29 on the NYSE on December 31, 2007.
(3)	Each of the unvested restricted stock from the February 7, 2007 grant will vest in four remaining equal installments on each of February 7, 2009, 2010, 2011 and 2012.
(4)	Represents the total of 217,549 unvested restricted stock from the February 7, 2007 grant with the aggregate market value of the stock based on the closing common stock price of $18.29 on the NYSE on December 31, 2007.
(5)	Represents the total of 10,707 unvested restricted stock units from the April 11, 2005 grant, 5,789 unvested restricted stock from the February 9, 2006 grant and 12,690 unvested restricted stock from the February 7, 2007 grant with the aggregate market value of the unvested units and shares based on the closing common stock price of $18.29 on the NYSE on December 31, 2007.
(6)	As previously detailed, Jon D. Kline’s employment was terminated on June 30, 2007, and all unvested restricted shares as of that time, except for the 48,479 restricted shares which vested immediately in connection with his termination, were terminated effective June 30, 2007.
(7)	As previously detailed, Gary A. Stougaard’s employment was terminated on June 30, 2007, and all unvested restricted shares as of that time, except for the 35,382 restricted shares which vested immediately in connection with his termination, were terminated effective June 30, 2007.

Option Exercises and Stock Vested

The following table sets forth information with respect to the vesting of restricted stock by the Named Executive Officers in 2007.

Name	Number of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)
Robert A. Alter	38,793	(1)	1,673,820	(1)
Steven R. Goldman	—		—
Kenneth E. Cruse	5,300	(2)	229,562	(2)
Jon D. Kline	38,680	(3)	1,719,451	(3)
Gary A. Stougaard	29,416	(4)	1,308,932	(4)

(1)	Represents the total of (i) 18,274 shares received on the February 9, 2007 vesting date less 6,533 shares withheld to satisfy tax withholding obligations and (ii) 42,105 shares received on the October 26, 2007 vesting date less 15,053 shares withheld to satisfy tax withholding obligations. Value realized upon vesting is calculated as the gross number of shares vested from both the February 9, 2007 and October 26, 2007 vesting dates, multiplied by the closing common stock prices of $29.27 and $27.05, respectively, on the NYSE.
(2)	Represents the total of (i) 2,895 shares received on the February 9, 2007 vesting date less 1,035 shares withheld to satisfy tax withholding obligations and (ii) 5,354 shares received on the October 26, 2007 vesting date less 1,914 shares withheld to satisfy tax withholding obligations. Value realized upon vesting is calculated as the gross number of shares vested from both the February 9, 2007 and October 26, 2007 vesting dates, multiplied by the closing common stock prices of $29.27 and $27.05, respectively, on the NYSE.
(3)	Represents the total of (i) 11,723 shares received on the February 9, 2007 vesting date less 4,191 shares withheld to satisfy tax withholding obligations and (ii) 48,479 shares received on the June 30, 2007 immediate vesting date less 17,331 shares withheld to satisfy tax withholding obligations. Value realized upon vesting is calculated as the gross number of shares vested from both the February 9, 2007 and June 30, 2007 vesting dates, multiplied by the closing common stock prices of $29.27 and $28.39, respectively, on the NYSE. The closing common stock price on June 29, 2007 was used for the June 30, 2007 calculation due to June 30, 2007 falling on a Saturday.
(4)	Represents the total of (i) 10,401 shares received on the February 9, 2007 vesting date less 3,718 shares withheld to satisfy tax withholding obligations and (ii) 35,382 shares received on the June 30, 2007 immediate vesting date less 12,649 shares withheld to satisfy tax withholding obligations. Value realized upon vesting is calculated as the gross number of shares vested from both the February 9, 2007 and June 30, 2007 vesting dates, multiplied by the closing share prices of $29.27 and $28.39, respectively, on the NYSE. The closing common stock price on June 29, 2007 was used for the June 30, 2007 calculation due to June 30, 2007 falling on a Saturday.

Pension Benefits

The Company does not provide pension benefits to any of its employees, including its Named Executive Officers.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to non-qualified deferred compensation for the Named Executive Officers in 2007:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Robert A. Alter(1)	—	—	257,885	—	1,914,128
Steven R. Goldman(2)	—	—	—	—	—
Kenneth E. Cruse(2)	—	—	—	—	—
Jon D. Kline(2)	—	—	—	—	—
Gary A. Stougaard(2)	—	—	—	—	—

(1)	Represents an initial balance as of January 1, 2007 of $1,656,243 and includes aggregate earnings of $257,885 for an ending balance as of December 31, 2007 of $1,914,128.
(2)	Named Executive Officer does not have any non-qualified deferred compensation arrangements.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements and/or change in control agreements with certain of our Named Executive Officers providing for payments to such officers upon the termination of their employment with the Company or upon a change in control of the Company.

Robert A. Alter. Mr. Alter’s employment agreement with us contains provisions for payments upon a termination of Mr. Alter’s employment or a change in control of Sunstone. In the event we terminate Mr. Alter without cause or he terminates his employment for good reason, Mr. Alter will receive all of the following amounts: (1) salary and accrued vacation through the date of termination; (2) bonus for any completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Alter’s salary plus a bonus severance amount (which will be equal to the lesser of the target annual bonus for the year in which the termination occurs or the actual bonus earned in the prior calendar year, if the termination occurs during the remainder of the employment term); (4) 18 months of continued health insurance coverage for Mr. Alter and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months will become fully vested. If following a change in control, we terminate Mr. Alter’s employment without cause or Mr. Alter terminates his employment for good reason, then he will be entitled to the same amounts as specified above within 180 days after the effective date of the change in control, except that the severance amount will be calculated using a multiple of two rather than one. In certain circumstances, we would be required to make a gross-up payment to Mr. Alter to cover excise taxes as well as income taxes on such gross-up payment.

Kenneth E. Cruse. On February 15, 2007, we entered into a change in control agreement with Mr. Cruse, our CFO. Following a change in control, if we terminate Mr. Cruse without cause or Mr. Cruse terminates his employment for good reason, in each case, within 12 months after such change in control, then Mr. Cruse will be entitled to receive all of the following amounts in two lump sum payments: (1) salary and accrued vacation pay through the date of termination; (2) any annual bonus for any completed fiscal year elapsed prior to the date of such termination; and (3) an amount equal to two times the sum of Mr. Cruse’s base salary in effect on the date of such termination and a bonus severance amount (which bonus severance amount will be equal to the lesser of (i) Mr. Cruse’s target annual bonus for the year in which such termination of Mr. Cruse’s employment occurs, and (ii) the actual annual bonus Mr. Cruse earned in the calendar year prior to the year in which such termination of employment occurs). We will also continue to provide health insurance coverage for Mr. Cruse and his dependents for a period of 18 months following the date of termination of Mr. Cruse’s employment for one of the reasons described above. In addition, all of Mr. Cruse’s outstanding and then unvested equity awards will become fully vested and exercisable following the termination date. In certain circumstances, we would be required to make a gross-up payment to Mr. Cruse to cover excise taxes as well as income taxes on such gross-up payment.

Steven R. Goldman. Mr. Goldman’s employment with the Company terminated effective March 21, 2008. The termination of Mr. Goldman’s employment was not by the Company for cause or by Mr. Goldman for good reason; therefore, the Company was not required to make payments to Mr. Goldman upon his termination. If, however, the Company had terminated Mr. Goldman without cause or he had terminated his employment for good reason, Mr. Goldman would have been entitled to receive all of the following amounts pursuant to his employment agreement: (1) salary and accrued vacation through the date of termination; (2) unpaid bonus owed for any completed fiscal year before the date of termination; (3) a severance payment equal to Mr. Goldman’s salary plus a bonus severance amount (which would have been $500,000 if the termination occurred during his first year of employment, and the actual annual bonus that he earned in the prior calendar year if the termination occurred after his first year of employment, except that the bonus severance amount would have been no less than one-half of the target annual bonus for the year in which termination occurred); (4) 24 months of continued health insurance coverage for Mr. Goldman and his dependents; and (5) all outstanding and then unvested equity awards would have become fully vested and exercisable. In addition, pursuant to his employment agreement, if a change in control of the Company had occurred and the Company had terminated Mr. Goldman without cause or Mr. Goldman had terminated his employment for good reason (in each case within two years after or within six months prior to the change in control), then he would have been entitled to the same amounts as specified above, except that the severance payment described in (3) above would have been equal to three times the sum of salary and the actual annual bonus earned in the prior year. In certain circumstances, we would have been required to make a gross-up payment to Mr. Goldman to cover excise taxes as well as income taxes on such gross-up payment.

Jon D. Kline. Mr. Kline’s employment with the Company terminated effective June 30, 2007. Mr. Kline received severance benefits equivalent to a “termination without Cause” under his employment agreement, consisting of: (1) salary and accrued vacation through the date of termination; (2) bonus for the completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Kline’s salary plus a bonus severance amount (equal to the actual bonus earned in 2006); (4) 18 months of continued health insurance coverage for Mr. Kline and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months became fully vested.

Gary A. Stougaard. Mr. Stougaard’s employment with the Company terminated effective June 30, 2007. Mr. Stougaard received severance benefits equivalent to a “termination without Cause” under his employment agreement, consisting of: (1) salary and accrued vacation through the date of termination; (2) bonus for the completed fiscal year elapsed prior to the date of termination; (3) a lump sum payment equal to one times Mr. Stougaard’s salary plus a bonus severance amount (equal to the target annual bonus for 2007); (4) 18 months of continued health insurance coverage for Mr. Stougaard and his dependents; and (5) all outstanding and then unvested equity awards due to vest in the succeeding 12 months became fully vested.

The following table summarizes the amounts that we would have been required to pay to each Named Executive Officer if such Named Executive Officer’s employment with the Company had been terminated or the Company had undergone a change of control, as the case may be, as of December 31, 2007.

Name	Target Annual Bonus	Severance Amount		Health Insurance Coverage		Unvested Stock Awards		Other	Total
Robert A. Alter
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	$275,000	(1)	$23,743	(2)	$1,292,884	(3)	—	$1,591,627
By Company without Cause	—	$275,000	(1)	$23,743	(2)	$1,292,884	(3)	—	$1,591,627
Death	—	$275,000	(4)	$23,743	(2)	$1,292,884	(3)	—	$1,591,627
Disability	—	$275,000	(4)	$23,743	(2)	$1,292,884	(3)	—	$1,591,627
Steven R. Goldman(5)
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	—		—		—		—	—
By Company without Cause	—	—		—		—		—	—
Death	—	—		—		—		—	—
Disability	—	—		—		—		—	—
Kenneth E. Cruse
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	$1,029,676	(6)	$23,743	(2)	$533,812	(7)	—	$1,587,231
By Company without Cause	—	$1,029,676	(6)	$23,743	(2)	$533,812	(7)	—	$1,587,231
Death	—	—		—		—		—	__
Disability	—	—		—		—		—	__
Jon D. Kline(8)
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	—		—		—		—	—
By Company without Cause	—	—		—		—		—	—
Death	—	—		—		—		—	—
Disability	—	—		—		—		—	—
Gary A. Stougaard(9)
By Company for “Cause”	—	—		—		—		—	—
By Executive w/o Good Reason	—	—		—		—		—	—
By Executive with Good Reason	—	—		—		—		—	—
By Company without Cause	—	—		—		—		—	—
Death	—	—		—		—		—	—
Disability	—	—		—		—		—	—

(1)	Pursuant to the terms of Mr. Alter’s employment agreement dated October 26, 2004 and further amended as of March 19, 2007, the severance amount is equal to a lump sum payment equal to one times the sum of (i) the base salary in effect at the time of the termination and (ii) the lesser of the target annual bonus for the year in which the termination takes place or the actual annual bonus that Mr. Alter earned in the prior calendar year. The severance figure reflects the base salary of $275,000 only, as Mr. Alter is not eligible for an annual bonus in 2008.
(2)	Pursuant to the terms of the Named Executive Officer’s employment agreement or change in control agreement, the Company shall provide group health coverage for a period of 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium of $1,319.

(3)	Pursuant to Mr. Alter’s employment agreement, all outstanding restricted stock units and restricted equity awards granted to Mr. Alter shall be modified to reflect an additional 12 months of vesting on the date of termination. The unvested stock award figure reflects the sum of 42,105 restricted stock units and 28,583 restricted shares based on the closing common stock price of $18.29 on the NYSE on December 31, 2007.
(4)	Pursuant to the terms of Mr. Alter’s employment agreement dated October 26, 2004 and further amended as of March 19, 2007, the benefit upon death or disability is equal to a lump sum payment equal to one times the then base salary in effect at the time of the death or disability. The severance figure reflects the base salary of $275,000 in effect as of December 31, 2007.
(5)	Mr. Goldman tendered his voluntary resignation to the Company on March 4, 2008. Therefore, there is no potential payment payable to Mr. Goldman in connection with a termination or change in control.
(6)	Pursuant to the terms of Mr. Cruse’s Change in Control Agreement dated February 15, 2007, the severance amount is equal to a lump sum payment equal to two times the sum of (i) the base salary in effect at the time of the termination and (ii) the lesser of the target annual bonus for the year in which the termination takes place or the actual annual bonus that Mr. Cruse earned in the prior calendar year. The severance figure reflects the base salary of $294,193 plus the target annual bonus for 2008 of $220,645, based upon a target percentage of 75%.
(7)	Pursuant to Mr. Cruse’s Change in Control Agreement, all outstanding restricted stock units and restricted equity awards shall immediately vest and become exercisable. The unvested stock award figure reflects the sum of 10,707 restricted stock units and 18,479 restricted stock based on the closing common stock price of $18.29 on the NYSE on December 31, 2007.
(8)	Mr. Kline’s employment with the Company ended on June 30, 2007, and therefore, there was no potential payment to Mr. Kline as of December 31, 2007.
(9)	Mr. Stougaard’s employment with the Company ended on June 30, 2007, and therefore, there was no potential payment to Mr. Stougaard as of December 31, 2007.

Compensation Committee Report to Stockholders

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the Annual Meeting.

Compensation Committee

Lewis N. Wolff, Chair

Keith P. Russell

April 1, 2008

Certain Relationships and Related Transactions

Other Properties

Some of the Company’s executive officers own interests in other hotels that are not included in the Company’s historical financial information. For example, Mr. Alter, as well as our former executive officers Messrs. Kline and Stougaard, own a minority interest in the entity that owns the Residence Inn by Marriott, Beverly Hills, California, the remainder of which is owned by unaffiliated third parties. Mr. Alter also indirectly owns the Embassy Suites Hotel—Los Angeles Airport North.

Transactions with Others

We purchase telecommunications equipment from Gemini Telemanagement Systems, or GTS, a telecommunications equipment provider based in Redwood City, California. Robert A. Alter’s brother, Richard Alter, is the majority stockholder in GTS, and Robert A. Alter is a 5.2% stockholder in GTS. We paid GTS $725,000 in 2007, $253,000 in 2006, and $393,000 in 2005 for equipment provided in the ordinary course of business on arm’s-length terms.

We have entered into a finder’s fee arrangement with one of our former executive officers, Mr. Stougaard, pursuant to which the Company will pay Mr. Stougaard a percentage fee based on the purchase price if the Company consummates the sale of an asset with a potential buyer identified by Mr. Stougaard. Unless or until a transaction with respect to such asset has been consummated, the amount of the fee payable to Mr. Stougaard is not determinable.

Security Ownership by Directors, Executive Officers and

Five Percent Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock and Series C preferred stock as of March 25, 2008 with respect to (a) each director and director nominee, (b) each executive officer named in the Summary Compensation Table later in this proxy, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock and Series C preferred stock. Unless otherwise indicated, all shares of common stock and Series C preferred stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 58,735,197 shares of common stock and 4,102,564 shares of Series C preferred stock outstanding as of March 25, 2008.

Unless otherwise indicated, the address of each person is 903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212.

Name of Beneficial Owner	Number of Shares of Common Stock	Number of Shares of Series C Preferred Stock	Percentage of Common Stock(1)		Percentage of Series C Preferred Stock
Robert A. Alter(2)	498,537	0	*		0
Steven R. Goldman(3)	40,696	0	*		0
Kenneth E. Cruse(4)	67,694	0	*		0
Jon D. Kline	1,000	0	*		0
Gary A. Stougaard	53,155	0	*		0
Lewis N. Wolff(5)	56,178	0	*		0
Z. Jamie Behar(6)	—	0	0		0
Keith P. Russell(5)	9,468	0	*		0
Thomas A. Lewis(5)	5,075	0	*		0
Keith M. Locker(5)	5,075	0	*		0
All executive officers and directors as a group (10 persons)(2)(3)(4)(5)(6)	736,878	0	1.3%		0
Security Capital Research & Management Incorporated and Security Pacific Capital Preferred Growth Incorporated(7)	4,112,764	4,102,564	6.6	%(8)	100%
Barclays Global Investors, NA.(9)	5,164,655	0	8.8%		0
Cohen & Steers, Inc.(10)	4,907,254	0	8.4%		0
The Vanguard Group, Inc.(11)	3,771,800	0	6.4%		0
Rainier Investment Management, Inc.(12)	3,506,000	0	6.0%		0
Wellington Management Group, LLP(13)	2,997,975	0	5.1%		0

*	Represents less than 1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, L.L.C or less than 1% of our Series C preferred stock, as applicable.

(1)	Based on total outstanding shares of 58,735,197.
(2)	Represents total of (i) 84,210 unvested restricted stock units; (ii) 112,465 unvested restricted stock (included within the unvested restricted stock are 73,575 shares which were granted on February 6, 2008 and will vest in three equal annual installments following the grant date); and (iii) 301,862 shares of common stock which were acquired either through previous annual vesting or open-market purchases. All of the restricted units and shares in (i) and (ii) above are subject to mandatory share withholding for tax obligations.
(3)	Reflects both fully-vested shares and shares purchased in the open market.
(4)

Represents total of (i) 10,707 unvested restricted stock units; (ii) 46,448 unvested restricted stock (included within the unvested restricted shares are 35,095 shares which were granted on February 6, 2008 and will vest in three equal annual installments following the grant date); and (iii) 10,539 shares of common stock which were acquired through previous annual vesting. All of the restricted units and shares in (i) and (ii) above are subject to mandatory share withholding for tax obligations.
(5)	Includes 2,145 shares of restricted stock which will vest on the date of the Company’s 2008 Annual Meeting of Stockholders.
(6)	Pursuant to an arrangement with Ms. Behar’s employer, all director fees are paid in cash to her employer.
(7)	Security Capital Preferred Growth Incorporated (SC-PG) beneficially owns 4,102,564 shares of common stock that SC-PG has the right to acquire upon its conversion of its 4,102,564 shares of Series C Cumulative Convertible Redeemable Preferred Stock. SC-PG has delegated voting and dispositive power with respect to all 4,112,764 shares to Security Capital Research & Management Incorporated, an investment advisor registered under the Investment Advisers Act of 1940. The address for each of these entities is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603. Based on information provided by SC-PG in a Schedule 13G/A filed with the SEC on February 15, 2008.
(8)	Shares of common stock that may be acquired upon conversion of the Series C preferred stock are deemed to be outstanding and beneficially owned by Security Pacific Capital Growth Incorporated for the purpose of computing its percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(9)	The address for Barclays Global Investors, NA. is 45 Fremont Street, San Francisco, California 94105. Based on information provided by Barclays Global Investors, NA. in a Schedule 13G filed with the SEC on February 6, 2008.
(10)

The address for both Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. Based on information provided by Cohen & Steers, Inc. in a Schedule 13G filed with the SEC on February 13, 2008.

(11)	The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Based on information provided by The Vanguard Group in a Schedule 13G filed with the SEC on February 27, 2008.
(12)	The address for Rainier Investment Management, Inc. is 601 Union Street, Suite 2801, Seattle, Washington 98101. Based on information provided by Rainer Investment Management Company in a Schedule 13G filed with the SEC on February 14, 2008.
(13)	The address for Wellington Management Group, LLP is 75 State Street, Boston, Massachusetts 02109. Based on information provided by Wellington Management Group, LLP in a Schedule 13G filed with the SEC on February 14, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock or Series C preferred stock to file reports of holdings and transactions in shares of a common stock with the SEC. Based solely on our review of the copies of such reports furnished to us, we believe that during 2007 all applicable filing requirements of our directors, executive officers and 10% beneficial owners were made on a timely basis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been a former or current executive officer or employee of the Company. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2007.

Stockholder Proposals for the 2009 Annual Meeting

Stockholder proposals intended to be presented at the 2009 annual meeting of stockholders must be received by the Secretary of Sunstone no later than December 8, 2008, to be considered for inclusion in our proxy statement and proxy card relating to the 2009 annual meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2009 annual meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than November 8, 2008 and no later than 5:00 p.m. Pacific Time on December 8, 2009 and must comply with the other provisions and requirements of Article II, Section 2.11 of our current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

Other Matters to Come Before the 2008 Annual Meeting

The Board knows of no other matters to be presented for stockholder action at the 2008 annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

Other Information

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We may engage the services of a proxy solicitation firm to assist in the solicitation of proxies. Sunstone will pay all costs associated with any engagement of a proxy solicitation firm, which we estimate would not exceed $20,000.

By Order of the Board of Directors

Christopher M. Lal

Senior Vice President, General Counsel and

Secretary

San Clemente, California

April 7, 2008

Annex A

Sunstone Hotel Investors, Inc.

Executive Incentive Plan

Section 1. Purposes. The purpose of the Sunstone Hotel Investors, Inc. Executive Incentive Plan (the “Plan”) is to attract, retain and motivate selected executive officers of Sunstone Hotel Investors, Inc. (“Sunstone”) and its subsidiaries and affiliates (together with Sunstone, and their and its successors and assigns, the “Company”) in order to promote the Company’s long-term growth and profitability. It is intended that any Award (as defined in Section 5(c)) payable under this Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and this Plan shall be limited, construed and interpreted accordingly.

Section 2. Administration.

(a) General. Subject to Section 2(d), this Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of Sunstone (the “Board”), whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of Sunstone, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3). Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(b) Role of the Committee. The Committee shall have full authority to administer this Plan, including, without limitation, the authority, in its sole and absolute discretion, to: (i) exercise all of the powers granted to it under this Plan, including designating individuals as Participants (as defined in Section 4(a) in this Plan) and establishing Performance Goals (as defined in Section 5(a)) in accordance with Section 5(a); (ii) construe, interpret and implement this Plan; (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations governing its own operations; (iv) make all determinations and take all actions necessary or advisable in administering this Plan (including, without limitation, calculating the size of the Award payable to each Participant and certifying the attainment of Performance Goals); (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan; and (vi) amend this Plan to reflect changes in or interpretations of applicable law, rules or regulations.

(c) Procedures; Decisions Final. Actions of the Committee shall be made by the vote of a majority of its members. The determination of the Committee on all matters relating to this Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

(d) Delegation. The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any Award payable under this Plan not to be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder, and any such attempted delegation shall not be effective and shall be void ab initio.

(e) No Liability. No member of the Board or the Committee or any employee of the Company (each such person, a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Award. Each Covered Person shall be indemnified and held harmless by Sunstone against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any such action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with Sunstone’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that Sunstone shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once Sunstone gives notice of its intent to assume the defense, Sunstone shall have sole control over such defense with counsel of Sunstone’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of, and shall not be deemed to limit or modify, any other rights of indemnification or the advancement of expenses to which Covered Persons may be entitled under Sunstone’s Articles of Amendment and Restatement or Bylaws, as a matter of law, or otherwise, or any other power that Sunstone may have to indemnify such persons or hold them harmless.

Section 3. Performance Period.

This Plan shall operate for successive periods (each a “Performance Period”). The first Performance Period shall commence on January 1, 2008 and shall terminate on December 31, 2008. Thereafter, each Performance Period shall be one full fiscal year and/or portions of fiscal years to the extent consistent with Treasury Regulation Section 1.162-27(e)(2), as determined by the Committee.

Section 4. Eligibility and Participation.

(a) Participants. Prior to the 90th day after the beginning of the Performance Period, or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2) (the “Participation Date”), the Committee shall designate those individuals who shall participate in this Plan for each Performance Period (the “Participants”).

(b) Changes During a Performance Period. Except as provided below, the Committee shall have the authority at any time (i) during the Performance Period, to remove Participants from this Plan for that Performance Period and (ii) prior to the Participation Date (or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2)), to add Participants to this Plan for a particular Performance Period.

Section 5. Award Amounts.

(a) Establishment of Performance Goals and Formula. The Committee shall establish the objective performance goals (the “Performance Goals”) for a Performance Period in writing while the outcome of the Performance Goals is substantially uncertain and no more than 90 days after the commencement of the Performance Period or, if the Performance Period is less than 360 days, the number of days that is equal to 25% of the days in the Performance Period. At the same time the Performance Goals are established, the Committee shall prescribe a formula to determine the amount of the Award which may be payable based upon the level of attainment of the Performance Goals during the Performance Period.

(b) Performance Goals. The Performance Goals shall be based on one or more of the following business criteria with regard to the Company (or a subsidiary, division, other operational unit or administrative department of Sunstone):

(i) the attainment of certain levels of, or a specified increase in, enterprise value or value creation targets;

(ii) the attainment of certain levels of, or a percentage increase in, after-tax or pre-tax profits or net income, including without limitation that attributable to continuing and/or other operations;

(iii) the attainment of certain levels of, or a specified increase in, operational cash flow or earnings before income tax or other exclusions;

(iv) earnings as determined by generally accepted accounting principles (“GAAP”);

(v) funds from operations (“FFO”) or FFO per share;

(vi) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company’s debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

(vii) the attainment of certain levels of, or a specified percentage increase in, earnings per share, earnings per diluted share or earnings per share from continuing operations;

(viii) the attainment of certain levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital);

(ix) the attainment of certain levels of, or a percentage increase in, return on stockholder equity;

(x) the attainment of certain levels of, or a percentage increase in, market share;

(xi) the attainment of certain levels of, or a percentage increase in, the fair market value of the shares of Sunstone common stock;

(xii) the growth in the value of an investment in Sunstone common stock assuming the reinvestment of dividends;

(xiii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales);

(xiv) the attainment of certain levels of, or a specified increase in, economic value-added targets based on a cash flow return on investment formula; or

(xv) adjusted FFO or adjusted FFO per share, which means FFO or FFO per share adjusted for non-recurring items including, but not limited to, write-off of deferred financing fees, prepayment penalties, loss on early extinguishment of debt, write-off of loan premiums, adjustments relating to prior periods, taxes paid on gains from asset sales and non-cash interest expense related to a change in accounting of exchangeable notes.

In addition, Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of Sunstone) performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

In the Committee’s discretion, the Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding, offsetting or adjusting for specified events or changes, such as changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), special expenses and charges and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(c) Calculation of Award. Following the completion of each Performance Period, the Committee shall calculate each Participant’s award amount based on the level of attainment of the Performance Goals and the pre-established formula. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce the award amount for any Participant for a particular Performance Period regardless of the level of attainment of the Performance Goals at any time prior to the payment of the awards to Participants pursuant to Section 6 (a Participant’s award amount for each Performance Period, as so reduced, the “Award”).

(d) Maximum Award. Notwithstanding anything to the contrary in Section 5(c), under no circumstances shall Awards to any single Participant for any Performance Period exceed the following limits: (i) for cash-based

Awards, no more than $5,000,000; and (ii) for equity-based Awards, no more than 250,000 shares of Sunstone common stock underlying stock options, stock appreciation rights or a combination thereof and no more than 250,000 shares of Sunstone common stock underlying performance share awards, performance share unit awards or a combination thereof.

(e) Certification. Following the completion of each Performance Period and prior to any Award payment, the Committee shall certify in writing whether the Performance Goals for such Performance Period have been met and, if they have, certify the amount of the applicable Award.

(f) Termination During a Performance Period. If a Participant’s employment with the Company terminates for any reason before the end of a Performance Period, the Participant shall not be entitled to any Award under this Plan.

Section 6. Form of Payment of Award Amount.

Each Participant’s Award shall be payable by the Company, in the discretion of the Committee, in cash and/or as a Sunstone equity-based award of equivalent value (provided that in determining the number of Sunstone restricted stock units, restricted shares of Sunstone common stock or unrestricted shares of Sunstone common stock that is equivalent to the dollar amount of a cash-based award, such dollar amount shall be divided by the average closing price of Sunstone common stock for the 20 trading days that is three days before the Committee meets to certify whether the performance goals have been met (with fractional shares being rounded to the nearest whole share)). The cash portion of an Award, if any, (i) shall be paid by March 15th in the fiscal year after the fiscal year in which the Performance Period in which it is earned is completed, but not before the Committee certifies in writing that the Performance Goals for such Performance Period were met, unless otherwise determined pursuant to Section 7(l) and (ii) shall be paid in U.S. dollars. Any equity-based award shall be subject to such terms and conditions as the Committee and the administrative committee of the equity-based plan under which such equity-based award is granted may determine.

No Participant shall have any right to payment of any amounts under this Plan unless and until the Committee determines the amount of such Participant’s Award, that such Award shall be paid and the method and timing of its payment.

Section 7. General Provisions.

(a) Amendment, Termination, etc. The Board (or a duly authorized committee) reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate this Plan, including in any manner that adversely affects the rights of Participants. No amendment that would require stockholder approval in order for any Award to be paid pursuant to this Plan to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of Sunstone as required by Section 162(m) of the Code and the regulations thereunder.

(b) Nonassignability. No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under this Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 7(b) shall be void and shall not be recognized or given effect by the Company.

(c) Plan Creates No Employment Rights. Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.

(d) Governing Law. All rights and obligations under this Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

(e) Tax Withholding. In connection with any payments to a Participant or other event under this Plan that gives rise to a federal, state, local or other tax withholding obligation relating to this Plan (including, without limitation, FICA tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to this Plan or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(f) Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(g) No Third Party Beneficiaries. Except as provided in Section 7(b), this Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

(h) Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b).

(i) Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

(j) Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.

(k) Plan Subject to Stockholder Approval. This Plan is adopted subject to the approval of the stockholders of Sunstone at the Company’s 2008 Annual Meeting of Stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), and no Award shall be payable hereunder absent such stockholder approval. In addition, no further Awards shall be paid under this Plan with respect to Performance Periods that begin after December 31, 2012, unless the stockholders of Sunstone re-approve this Plan.

(l) Section 409A of the Code. This Plan is intended to be exempt from the requirements of Section 409A of the Code as a “short term deferral” and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment to be made to a Participant is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In addition, to the extent that any payment to be made to a Participant, who is a “specified employee” (within the meaning of Section 409A of the Code), in connection with the Participant’s separation of service with the Company (within the meaning of Section 409A of the Code) would be subject to the additional tax of Section 409A of the Code, the payment will be delayed until six months after a Participant’s termination of service (within the meaning of Section 409A of the Code) with the Company (or earlier death, disability or change of control (each within the meaning of Section 409A of the Code)).

(m) Term of Plan. This Plan will continue until suspended or terminated by the Board (or an authorized committee) in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A of the Code to the extent applicable.

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

May 7, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20630300000000001000 9 050708

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of the following six directors to serve for the following year and until their successors are elected:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Robert A. Alter

Lewis N. Wolff

Z. Jamie Behar

Thomas A. Lewis

Keith M. Locker

Keith P. Russell

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2.Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. Adoption of the Executive Incentive Plan.

4. Transaction of such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXIES ARE AUTHORIZED TO VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED NOMINEES OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT; “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008; AND “FOR” THE ADOPTION OF THE EXECUTIVE INCENTIVE PLAN. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO APRIL 7, 2008.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

SUNSTONE HOTEL INVESTORS, INC.

903 Calle Amanecer, Suite 100, San Clemente, California 92673-6212

This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 7, 2008

The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), hereby appoints Robert A. Alter and Kenneth E. Cruse, or either of them (the “Proxy Holders”), with full power of substitution, as proxies for the undersigned to attend and represent the undersigned at the Annual Meeting of Stockholders of Sunstone to be held at Embassy Suites Hotel, 4550 La Jolla Village Drive, La Jolla, California, at 1:00 p.m. (P.D.T.) on Wednesday, May 7, 2008, and any adjournment or postponement thereof (the “Annual Meeting”), and to vote all shares of common stock and Series C cumulative convertible redeemable preferred stock of Sunstone which the undersigned may be entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED AS DIRECTORS OF THE COMPANY OR SUCH SUBSTITUTE NOMINEE(S) FOR DIRECTORS AS THE BOARD OF DIRECTORS OF THE COMPANY SHALL SELECT; “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP TO ACT AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008; AND “FOR” THE ADOPTION OF THE EXECUTIVE INCENTIVE PLAN.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote your shares unless you sign and return this card or transmit your voting instructions over the Internet or telephone as described on the reverse side.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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